UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

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AdvanSix Inc.
(Name of Registrant as Specified In Its Charter)

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2026	Proxy Statement
and Notice of Annual Meeting of Stockholders

300 Kimball Drive, Suite 101
Parsippany, New Jersey 07054
April 29, 2026

To our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of AdvanSix Inc. (the "Annual Meeting"), which will be held at 9:00 a.m. Eastern Time on Monday, June 22, 2026. The Annual Meeting will be a completely virtual meeting conducted via live audio webcast to enable our stockholders to participate remotely from any location. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ASIX2026. See “Attendance at the Virtual Annual Meeting” in the proxy statement for additional information regarding how to attend and participate at the Annual Meeting.

The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting. You will be asked to elect directors, to ratify the appointment of the independent accountants, and to cast an advisory vote to approve executive compensation.

The Board of Directors recommends that you vote “FOR” each of the director nominees named in Proposal 1, and "FOR" Proposals 2 and 3:

Proposal 1: Election of nine Director Nominees to the Board of Directors

Proposal 2: Ratification of Appointment of Independent Registered Public Accountants

Proposal 3: Advisory Vote to Approve Executive Compensation

YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. Stockholders may vote via the Internet, by telephone, by completing and returning a proxy card or voting instruction form or by scanning the QR code provided on the Notice of Internet Availability of Proxy Materials, the next page in the Notice of Annual Meeting of Stockholders or on the proxy card. Specific voting instructions are set forth in the proxy statement and on both the Notice of Internet Availability of Proxy Materials and the proxy card.

On behalf of the Board of Directors, thank you for your continued support of AdvanSix.

Sincerely,

Todd D. Karran	Erin N. Kane
Chair of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

 DATE: Monday, June 22, 2026
TIME: 9:00 a.m. Eastern Time
LOCATION: Virtual meeting conducted via live audio webcast at www.virtualshareholdermeeting.com/ASIX2026
RECORD DATE: Close of business on April 24, 2026

Meeting Agenda:
•Election of the nine director nominees to the Board of Directors;
•Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2026;
•Advisory vote to approve executive compensation; and
•Transact any other business that may properly come before the meeting.
Important Notice of Internet Availability of Proxy Materials
The Securities and Exchange Commission’s “Notice and Access” rule enables AdvanSix to deliver a Notice of Internet Availability of Proxy Materials to stockholders in lieu of a paper copy of the proxy statement, related materials and the Company’s Annual Report to Stockholders. The Notice contains instructions on how to access our Proxy Statement and 2025 Annual Report and how to vote online.

Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. We encourage stockholders to vote promptly as this will save the expense of additional proxy solicitation. Stockholders of record on the record date are entitled to vote at the meeting or in the following ways:

By Telephone	By Internet	By Mail	By Scanning
In the U.S. or Canada, you can vote your shares by calling +1 (800) 690-6903. You will need the 16-digit control number on the Notice of Internet Availability or proxy card.	You can vote your shares online at www.proxyvote.com. You will need the 16-digit control number on the Notice of Internet Availability or proxy card.	You can vote your shares by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.	You can vote your shares online by scanning the QR code above. You will need the 16-digit control number on the Notice of Internet Availability or proxy card. Additional software may need to be downloaded.
How to Attend the 2026 Virtual Annual Meeting: To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/ASIX2026, you must enter the 16-digit control number on your Notice of Internet Availability or proxy card. At the virtual Annual Meeting, you will have the opportunity to vote and to ask questions by following the instructions provided on the meeting website. Whether or not you plan to attend the virtual meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described above.

This Notice of Annual Meeting of Stockholders and related Proxy Materials are being distributed or made available to stockholders beginning on or about April 29, 2026.

By Order of the Board of Directors,
 Achilles B. Kintiroglou
Senior Vice President, General Counsel and Corporate Secretary

PROXY STATEMENT

This proxy statement is being provided to stockholders in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) for use at the Annual Meeting of Stockholders (the "Annual Meeting") of AdvanSix Inc. (“AdvanSix” or the “Company”) to be held on Monday, June 22, 2026. See Appendix A for information regarding forward-looking statements and non-GAAP measures presented in this proxy statement.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The term of office for our ten directors will expire at the Annual Meeting, and nine of the directors have been nominated for reelection for a one-year term. Mr. Daniel F. Sansone, who has served as a director since 2016, is not eligible for reelection at the Annual Meeting under the director age limit set forth in the Company's Corporate Governance Guidelines, which was waived in 2025 on a limited basis. Accordingly, Mr. Sansone has not been renominated and, effective as of the Annual Meeting, will be retiring as a director and the size of the Board will be reduced to nine directors.

Our Board has nominated the nine director nominees for re-election to serve a term expiring at the 2027 Annual Meeting of Stockholders and, in each case, until their respective successor has been duly elected and qualified. Each of Ms. Dana O'Brien and Mr. Daryl Roberts, who were appointed to the Board effective September 2, 2025, and Mr. Jeffrey J. Bird, who was appointed to the Board effective January 1, 2026, will be standing for election for the first time at the 2026 Annual Meeting. Ms. O'Brien and Mr. Bird were identified and recommended by a third-party search firm retained by the Company, and Mr. Roberts was identified through his presence within the chemicals industry and related trade groups. Each of the appointments was unanimously approved by the Board of Directors.

We do not know of any reason why any nominee would be unable to serve as a director. If any nominee should become unavailable to serve prior to the Annual Meeting, the shares represented by proxy will be voted for the election of such other person as may be designated by the Board. The Board may also determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with our Certificate of Incorporation. AdvanSix’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” her or his election than votes cast “AGAINST” her or his election will be elected to the Board.

DIRECTOR NOMINATIONS SKILLS AND CRITERIA

The Nominating and Governance Committee is responsible for nominating a slate of director nominees who collectively have the complementary experience, qualifications, skills and attributes to guide the Company and function effectively as a Board. The Committee believes that each of the nominees has key personal attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to their service on the Board and its Committees.

KEY STATISTICS ABOUT OUR DIRECTOR NOMINEES
8 of 9	100%	100%	59 years
Independent	Senior Leadership Experience	Operations, HS&E, ESG and Sustainability Experience	Average Age

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Listed below are other key experiences, qualifications, attributes and skills of our director nominees that are relevant and important in light of AdvanSix’s businesses and structure:

DIRECTOR SKILLS AND QUALIFICATIONS CRITERIA

Senior Leadership Experience

Experience serving as CEO or a senior executive provides a practical understanding of how complex organizations function and hands-on leadership experience in core management areas, such as strategic and operational planning, financial reporting, human capital management, compliance, risk management, mergers and acquisitions, and leadership development.

Industry Experience Experience in our industry enables a better understanding of the issues facing the Company’s business as well as risk management.

Operations, HS&E, ESG and Sustainability Experience

Experience with the operations of complex, continuous manufacturing and Environmental, Social and Governance ("ESG") topics, including health, safety, and environmental ("HS&E") and sustainability matters, provides critical perspective in understanding and evaluating operational planning, management, and risk mitigation.

Financial Expertise

We believe that an understanding of finance and financial reporting processes is important for our directors to monitor and assess the Company’s operating performance and to support accurate financial reporting and robust controls. Our directors have relevant background and experience in capital markets, corporate finance, accounting and financial reporting and several satisfy the “accounting or related financial management expertise” criteria set forth in the New York Stock Exchange (“NYSE”) listing standards.

Regulated Industries Experience

AdvanSix is subject to a broad array of government regulations and demand for its products and services can be impacted by changes in law or regulation in areas such as safety, security and energy efficiency. Several of our directors have experience in regulated industries, providing them with insight and perspective in working constructively and proactively with governments and agencies.

Public Company Board Experience

Service as an executive officer, as well as on the boards and board committees, of public companies provides an understanding of corporate governance practices and trends and insights into board management, relations between the board, the CEO and senior management and stockholders, agenda setting and succession planning.

Experience, Expertise or Attributes	Jeffrey J. Bird	Erin N. Kane	Todd D. Karran	Gena C. Lovett, Ph.D.	Donald P Newman	Dana O'Brien	Daryl Roberts	Sharon S. Spurlin	Patrick S. Williams
Senior Leadership	·	·	·	·	·	·	·	·	·
Industry	·	·	·			·	·	·	·
Operations, HS&E, ESG and Sustainability	·	·	·	·	·	·	·	·	·
Financial	·	·	·		·			·	·
Regulated Industries	·	·		·	·	·	·	·	·
Public Company Board	·	·	·	·	·	·	·	·	·
CEO Experience	·	·	·						·
Independent Director	·		·	·	·	·	·	·	·

The Nominating and Governance Committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals below for election as directors. See “Director Independence” on page 12 of this proxy statement.

The Board of Directors unanimously recommends a vote FOR the election of each of the director nominees.

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NOMINEES FOR ELECTION

Jeffrey J. Bird
Mr. Bird (59) currently serves as Interim President and Chief Operating Officer of Envent Corporation, a private company that provides environmental and industrial solutions for the petrochemical industry that minimize environmental impact while maximizing operational efficiency, where he has also served as a member of the Board of Advisors since January 2025. Mr. Bird is also currently a director of Heath Consultants, a private company specializing in methane detection. Mr. Bird was formerly President, Chief Executive Officer and a Director of Dril-Quip, an offshore drilling and production equipment manufacturer. He joined Dril-Quip in March 2017 as Vice President and Chief Financial Officer, and then served from February 2019 to May 2020 as Senior Vice President – Production Operations and Chief Financial Officer, from May 2020 to January 2022 as President and Chief Operating Officer, and from January 2022 through 2024 as President and Chief Executive Officer and as a Director. From December 2014 through February 2017, he was Executive Vice President and Chief Financial Officer of Frank’s International, a provider of engineered tubular services to the oil and gas industry. Prior to joining Frank’s International, Mr. Bird had served as the Vice President of Finance and Chief Financial Officer of Ascend Performance Materials, a provider of chemicals, fibers and plastics, from September 2010. Prior to joining Ascend, Mr. Bird served in a variety of accounting and finance roles, primarily in the industrial manufacturing sector including serving as a division Chief Financial Officer at Danaher Corporation.

Mr. Bird’s qualifications to serve on the Board include his executive experience in the global manufacturing and chemicals industry. He also brings to the Board extensive experience with financial and accounting expertise, operations, senior leadership, business strategy, and public company governance.

Mr. Bird has served as a director of AdvanSix since January 2026.
Board Committees: Audit; Health, Safety and Environmental

Erin N. Kane
Ms. Kane (49) has been President and Chief Executive Officer and a director of AdvanSix since the spin-off on October 1, 2016. Prior to joining AdvanSix, Ms. Kane served as Vice President and General Manager of Honeywell Resins and Chemicals since October 2014. She joined Honeywell in 2002 as a Six Sigma Blackbelt of Honeywell’s Specialty Materials business. In 2004, she was named Product Marketing Manager of Honeywell’s Specialty Additives business. From 2006 until 2008, Ms. Kane served as Global Marketing Manager of Honeywell’s Authentication Technologies business, and in 2008 she was named Global Marketing Manager of Honeywell’s Resins and Chemicals business. In 2011, she was named Business Director of Chemical Intermediates of Honeywell’s Resins and Chemicals business. Prior to joining Honeywell, Ms. Kane held Six Sigma and process engineering positions at Elementis Specialties and Kvaerner Process.

Ms. Kane serves on the Boards of Directors of the Chemours Company (NYSE: CC), and the American Chemistry Council. She brings to the Board her extensive leadership experience as well as knowledge of AdvanSix’s business, industry, operations/HS&E and sustainability, and public company governance.

Todd D. Karran
Mr. Karran (61) has served as the Chief Executive Officer Petrochemicals of Inter Pipeline, an energy infrastructure business engaged in the transportation, processing and storage of energy products across Western Canada and Europe, since May 2022. He was formerly the President and Chief Executive Officer of NOVA Chemicals, a leading producer of polyethylene and expandable styrenics, from 2015 until his retirement in August 2020. Prior to that, he served as Senior Vice President and Chief Financial Officer of NOVA Chemicals from 2009 until 2016. Mr. Karran joined NOVA Chemicals in 1985 and held various other positions since then, including management, accounting and financial roles such as Vice President and Controller, Tax Compliance Specialist and Manager of Financial Services. From 2006 until 2007, he served as NOVA Chemicals’ Vice President and Chief Information Officer. From 2007 until 2009, he served as NOVA Chemicals’ Treasurer and Vice President of Corporate Development.

Mr. Karran was a director of NOVA Chemicals from 2015 through 2020. He brings to the Board the leadership, management oversight and financial experience gained through his roles as a director of and in various senior management leadership roles at NOVA Chemicals, with extensive chemicals industry experience including operations/HS&E and sustainability, global business, as well as strategy development and growth.

Mr. Karran is Chair of the Board and has served as a director of AdvanSix since the spin-off from Honeywell on October 1, 2016.

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Gena C. Lovett , Ph.D.

Dr. Lovett (63) has a Ph.D. in Values Driven Leadership from Benedictine University. Dr. Lovett previously was the Vice President, Operations, Defense, Space and Security, of The Boeing Company, a manufacturer of airplanes, between July 2015 and June 2019. She served as Global Chief Diversity Officer between January 2012 and June 2015, and as Director, Manufacturing, Forgings, between July 2007 and January 2012, of Alcoa Corporation, a manufacturer of aluminum. She served in numerous roles with Ford Motor Company, a manufacturer of cars and trucks, between April 1992 and June 2007, including as Plant Manager, New Model Programs. She received a B.A. degree from The Ohio State University, an M.B.A. degree from The Baker Center for Graduate Studies, and an M.Sc. from Benedictine University.

Dr. Lovett is a director of Trex Company, Inc. (Nasdaq: TREX) and QuantumScape Corporation (NYSE: QS). She brings to the Board extensive experience with senior leadership, business strategy, public company governance, as well as management oversight, including with respect to corporate culture and operations/HS&E.

Dr. Lovett has served as a director of AdvanSix since September 2021.

Board Committees: Health, Safety and Environmental; Nominating and Governance

Donald P. Newman

Mr. Newman (61) served as Executive Vice President, Finance and Chief Financial Officer of ATI Inc., a global producer of high-performance materials and solutions for the global aerospace and defense markets and critical applications in electronics, medical and specialty energy, from January 2022 through December 31, 2025. Mr. Newman previously served as ATI’s Senior Vice President, Finance and Chief Financial Officer from January 2020 through December 2021. He joined ATI in January 2020, having served as Chief Financial Officer of Stelco Holdings, Inc. from August 2017 through December 2019. Previously, Mr. Newman was Chief Financial Officer of Headwaters Incorporated from December 2010 until it was acquired in May 2017. In previous roles, Mr. Newman served as Vice President – Controller and Interim Chief Financial Officer at Boart Longyear Limited and as Chief Accounting Officer at ACI Worldwide, Inc., and held leadership roles for over 12 years at NRG Energy, Inc.

Mr. Newman is a director of Amrize Ltd. (NYSE: AMRZ), a building solutions company. He brings to the Board extensive experience with financial and accounting expertise, operations/HS&E, senior leadership, business strategy, and public company governance.

Mr. Newman has served as a director of AdvanSix since August 2024.

Board Committees: Audit; Health, Safety and Environmental

Dana O'Brien

Ms. O'Brien (58) served as Senior Vice President and Chief Legal Officer of Olin Corporation, a manufacturer of chemical products, from November 2021 through February 28, 2025, and then served as Special Advisor to the CEO until her retirement on July 31, 2025. She also served as Secretary of Olin from November 2021 through April 2024. Prior to joining Olin, Ms. O’Brien had served as Senior Vice President and General Counsel at The Brink’s Company, an NYSE-listed company that is a leading global provider of cash and valuables management, digital retail solutions, and ATM managed services, from April 2019 to November 2021. Prior to that, Ms. O’Brien served as Senior Vice President and General Counsel of CenterPoint Energy, a Fortune 500, NYSE-listed company that provides electric transmission and distribution, natural gas distribution, and energy services operations from May 2014 until March 2019. From 2007 to 2014, Ms. O’Brien served as Chief Legal Officer and Chief Compliance Officer for CEVA Logistics, plc., a global provider of contract logistics and freight forwarding services located in the Netherlands and publicly traded on the SIX Swiss Exchange in Switzerland. Prior to that, between 2005 and 2007, she served as General Counsel, Chief Compliance Officer and Secretary of EGL, Inc., which was acquired by CEVA Logistics. Ms. O’Brien also previously served as Vice President, Secretary and General Counsel, from 2001 to 2005 of Quanta Services, Inc., an NYSE-listed construction and service provider to the energy and utility industries.

Ms. O'Brien is a director of Sterling Infrastructure, Inc. (Nasdaq: STRL), an infrastructure services provider of e-infrastructure, building and transportation solutions. She brings to the Board extensive experience with public company governance, regulatory and compliance, senior leadership, and business strategy, having served as general counsel of multiple public companies.

Ms. O'Brien has served as a director of AdvanSix since September 2025.

Board Committees: Compensation and Leadership Development; Nominating and Governance

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Daryl Roberts

Mr. Roberts (57) served as Senior Vice President and Chief Operations and Engineering Officer of DuPont de Nemours Inc. from 2018 until 2025. From 2015 through 2018, he served as Vice President, Manufacturing, Technology and Regulatory Services and, from 2012 through 2015, as Senior Director, Manufacturing and Regulatory Services of Arkema S.A. From 1998 through 2012, he served in various manufacturing, health and safety, operations and engineering positions at Arkema S.A.

Mr. Roberts is a director of American Electric Power (Nasdaq: AEP), an electric utility company. Mr. Roberts' qualifications to serve on the Board include his executive experience in the global manufacturing industry. He also brings to the Board relevant experience in engineering, manufacturing, operations, regulatory and health and safety. Through his roles in the manufacturing industry, he also has experience managing compliance, regulatory and public policy matters.

Mr. Roberts has served as a director of AdvanSix since September 2025.

Board Committees: Audit; Health, Safety and Environmental

Sharon S. Spurlin
Ms. Spurlin (61) has been Senior Vice President and Treasurer of Plains All American Pipeline L.P., an energy infrastructure and logistics company, since 2014. She joined Plains All American Pipeline L.P. in 2002 as its director of Internal Audit. From 2007 until 2009, Ms. Spurlin served as Plains All American Pipeline L.P.’s Assistant Treasurer. From 2009 until 2014, she served as both PetroLogistics L.P. and PL Midstream’s Senior Vice President and Chief Financial Officer. Ms. Spurlin has also held various positions at American Ref-Fuel Company and Arthur Andersen.

Ms. Spurlin is a director of Smart Sand Inc. (Nasdaq: SND), a supplier of industrial sand to the energy industry, and DMC Global (Nasdaq: BOOM), an owner and operator of asset-light manufacturing businesses that provide unique, highly engineered products and differentiated solutions. She brings to the Board her corporate governance and financial expertise, including in financial reporting, accounting, capital markets and controls, as well as senior leadership experience in operations/HS&E and sustainability, regulated industries, risk management, and public companies.

Ms. Spurlin has served as a director of AdvanSix since the spin-off from Honeywell on October 1, 2016.
Board Committees: Audit; Compensation and Leadership Development

Patrick S. Williams
Mr. Williams (61) has served as President and CEO and as a director of Innospec Inc. (Nasdaq: IOSP), an international specialty chemicals company, since 2009. Prior to holding this position, Mr. Williams was Executive Vice President and President, Fuel Specialties from 2005 to 2009 and in addition assumed responsibility for the global Performance Chemicals business in 2008. Prior to 2005, he served as Chief Executive Officer for the Fuel Specialties business in the Americas, having held a number of senior management and sales leadership roles in that business since 1993.

Mr. Williams brings to the Board senior leadership, business strategy, management oversight, and public company governance experience gained through his role as a President and Chief Executive Officer and board member of Innospec Inc., with extensive chemicals industry experience including mergers and acquisitions, operations/HS&E and sustainability, global business, and strategy development and growth.

Mr. Williams has served as a director of AdvanSix since February 2020.
Board Committees: Compensation and Leadership Development; Nominating and Governance
The composition of certain Board Committees changed during 2025. See below on pages 8-9 under “Board Committees” for additional information.

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CORPORATE GOVERNANCE

AdvanSix is committed to strong corporate governance policies, practices and procedures designed to make the Board more effective in exercising its oversight role. The following sections provide an overview of our corporate governance structure, including the independence and other criteria we use in selecting director nominees, our Board leadership structure, and the responsibilities of the Board and each of its Committees. Our Corporate Governance Guidelines, among other key governance materials, help guide our Board and management in the performance of their duties and are regularly reviewed by the Board.

KEY CORPORATE GOVERNANCE DOCUMENTS Please visit our website at www.AdvanSix.com (see “Investors”—“Corporate Governance”) to view the following documents:

•Certificate of Incorporation and By-laws
•Corporate Governance Guidelines
•Code of Business Conduct
•Board of Directors Code of Ethics Guidelines
•Committee Charters

These documents are available free of charge on our website or by writing to AdvanSix Inc., 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054, c/o Corporate Secretary. Our Code of Business Conduct (the "Code of Conduct") applies to all directors, officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and employees, and our Board of Directors Code of Ethics Guidelines (the "Board Code of Ethics") applies to our directors. Amendments to, or waivers of, the Code of Conduct and the Board Code of Ethics granted to any of our directors or executive officers, as applicable, will be disclosed on our website.

BOARD OF DIRECTORS

The primary functions of our Board of Directors are:

•to oversee the affairs of the Company and management performance on behalf of stockholders;
•to ensure that the long-term interests of the stockholders are being served;
•to monitor adherence to AdvanSix standards and policies;
•to promote the exercise of responsible corporate citizenship; and
•to perform the duties and responsibilities applicable to the members of our Board under the laws of Delaware, AdvanSix’s state of incorporation.
Board Meetings

During 2025, the Board held five meetings and the Board Committees collectively held 19 meetings. During 2025, all of the directors then serving attended at least 80% of the Board meetings and attended at least 89% of all of the Committee meetings of the Board on which each such director served.

Board Leadership Structure

Our Board of Directors has adopted Corporate Governance Guidelines which outline our corporate governance policies and procedures, including, among other topics, director responsibilities, Board committees, management succession and performance evaluations of the Board.

Our Corporate Governance Guidelines provide that the positions of Board Chair and Chief Executive Officer are to be held by separate individuals. Mr. Karran currently serves as Independent Chair of the Board who, in accordance with the Corporate Governance Guidelines, meets the independence requirements established by the NYSE. The Chair, among other responsibilities, works with the Chief Executive Officer and the Board to prepare Board meeting agendas and schedules, acts as chair at all Board meetings, and serves as liaison between management and the other independent members of the Board to provide feedback from executive sessions and to call and preside at meetings of the independent directors when necessary and appropriate.

We believe that the current Board leadership structure is an appropriate structure and in the best interests of the Company and its stockholders at this time. The sharing of responsibilities allows, on the one hand, the Chief Executive Officer to focus her energy on strategy and management of the Company and its operations, and on the other hand, the Board to focus on oversight of strategic planning and risk management of the Company.

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Board Practices and Procedures

•The Board’s Committees—the Audit Committee, the Compensation and Leadership Development Committee (the "C&LD Committee"), the Nominating and Governance Committee, and the Health, Safety, and Environmental Committee (the "HS&E Committee")—undertake, as applicable, extensive analysis and review of the Company’s activities in key areas such as financial reporting, risk management, internal controls, compliance, corporate governance, cybersecurity, leadership development, succession planning, executive compensation, and ESG topics, including HS&E and sustainability matters.
•The Board and its Committees perform an annual review of their priorities and calendarized agenda of topics to be considered for each meeting. During that review, each Board and Committee member is free to raise topics that are not on the agenda and to suggest items for inclusion on future agendas.
•Each director is provided, in advance, written material to be considered at each meeting of the Board and has the opportunity to provide comments and suggestions.
•The Board and its Committees provide feedback to management and management answers questions raised by the directors during Board and Committee meetings.
•Special meetings of the Board may be called by the Board Chair, by the Chief Executive Officer or by a majority of the independent directors.
•The Board establishes its governance goals on an annual basis and utilizes the goals as the basis for agenda topics for meetings throughout the year.

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BOARD COMMITTEES
The Board currently has the following Committees: the Audit Committee, the C&LD Committee, the Nominating and Governance Committee, and the HS&E Committee. Each Committee consists entirely of independent directors. Each Committee operates under a written charter which is available on our website at www.AdvanSix.com (see “Investors”—“Corporate Governance”).

	Members (1)	Primary Responsibility	2025 Meetings
Audit Committee	Mr. Newman*	•Overseeing our financial reporting process (including systems of internal accounting and financial controls);	6
	Mr. Bird	•Overseeing compliance with legal and regulatory requirements including regular review of integrity and compliance incident reporting, as applicable;
	Mr. Sansone	•Reviewing qualifications and independence of our independent accountants;
	Ms. Spurlin	•Overseeing our independent accountants' annual audit of our financial statements;
•Overseeing enterprise risk management and performance of our internal audit function;
•Overseeing ESG matters including disclosure of human capital management and related metrics;
•Overseeing cybersecurity and security of Company data and information; and
•Reviewing and approving certain reports required by SEC rules and regulations.
Compensation and Leadership Development Committee	Ms. Spurlin*	•Establishing and periodically reviewing our compensation philosophy;	5
	Ms. O'Brien	•Evaluating the performance of our Chief Executive Officer, including determining and approving compensation, and overseeing the performance, development and retention of senior management;
	Mr. Roberts	•Reviewing and approving the compensation of our other executive officers, as well as evaluating Board compensation;
	Mr. Williams	•Overseeing the executive succession planning process, including emergency succession planning;
•Overseeing the administration and determination of awards under our compensation plans;
•Reviewing and approving, and overseeing and monitoring compliance with, policies with respect to the recovery or "clawback" of compensation;
•Overseeing human capital management and ESG matters relating to leadership development as well as employee engagement and inclusion initiatives; and
•Reviewing and approving any report on executive compensation required by the rules and regulations of the SEC.
Nominating and Governance Committee	Mr. Williams*	•Overseeing our corporate governance practices and related matters;	4
	Dr. Lovett	•Adopting and reviewing policies regarding the consideration of candidates for our Board proposed by stockholders and other criteria for Board membership;
	Ms. O'Brien	•Identifying, reviewing and recommending individuals for election to the Board;
	Mr. Sansone	•Reviewing and making recommendations to our Board regarding the structure of our various Board Committees;

•Overseeing policies, performance and goals in the areas of corporate social responsibility and sustainability including governance practices associated with ESG matters including that applicable Committees and/or the Board are chartered with appropriate oversight and responsibilities, as needed;

•Overseeing integrity and compliance incident reporting;
•Overseeing public policy and governmental relations matters; and
•Overseeing our annual Board and Committee self-evaluations.
Health, Safety and Environmental Committee	Dr. Lovett*	•Overseeing and providing guidance on HS&E, process safety management and related programs;	4
Mr. Bird
•Reviewing effectiveness of HS&E management systems, reporting processes and systems of internal controls to ensure compliance with applicable regulations and laws and Company policies and procedures; and

	Mr. Newman	•Overseeing risk management programs relating to HS&E.
Mr. Roberts
Mr. Sansone
* Chairperson
(1) Our Board has determined that (i) all the committee members of each of the Audit Committee, the C&LD Committee, the Nominating and Governance Committee and the HS&E Committee are independent for purposes of applicable NYSE listing standards and Securities and Exchange Commission ("SEC") rules as well as applicable Committee charters, and (ii) each of the Audit Committee members satisfies the “accounting or related financial management expertise” requirements set forth in the NYSE listing standards, and has designated each of Mr. Newman, Mr. Bird, Mr. Sansone, and Ms. Spurlin as an SEC-defined “audit committee financial expert.”

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Mr. Sansone, who has served as a director since 2016, is not eligible for reelection at the Annual Meeting under the director age limit set forth in the Company's Corporate Governance Guidelines. Accordingly, Mr. Sansone has not been renominated and will be retiring as a director effective as of the Annual Meeting.

The Board adopted the following change to Committee composition in 2025:
•Mr. Newman was removed from the C&LD Committee, effective as of November 12, 2025, and continued to serve as Chair of the Audit Committee and as a member of the HS&E Committee.
•Ms. O'Brien was appointed to the C&LD Committee and the Nominating and Governance Committee, effective upon her appointment as of September 2, 2025.
•Mr. Roberts was appointed to the C&LD Committee and the HS&E Committee, effective upon his appointment as of September 2, 2025.
•Mr. Bird was appointed to the Audit Committee and the HS&E Committee, effective upon his appointment as of January 1, 2026.

Board Committee Oversight of Environmental, Social and Governance Matters

The Board exercises oversight with respect to environmental, social and governance matters including (i) ensuring that the Nominating and Governance Committee conducts a periodic assessment of these categories to confirm they are appropriately captured within the chartered responsibilities of applicable Committees; (ii) a periodic assessment of these matters escalated by applicable Committees, from time to time, for full Board oversight; and (iii) a periodic evaluation of applicable enterprise risk management considerations. Each Committee plays an important role in assisting the Board with its oversight responsibilities of environmental, social and governance matters. The following graphic shows the applicable responsibilities assigned to each Committee.

	Environmental			Social						Governance
Committee	HS&E and Process Safety	Regulatory	Climate	Corp Social Resp. & Sustain.	Employee Engagement and Inclusion	Human Capital Management	Leadership Dev	Executive Succession Planning	Gov't Rel.	Cyber/AI	ERM	ESG Metrics	Business Conduct Incident Reviews	Board Composition
HS&E
C&LD
Audit
Nom & Gov

Board Evaluation Process

The Board and each of its Committees regularly evaluate their processes, agendas, meeting materials, continuing education and responsibilities in order to ensure that relevant governance and oversight functions are properly designed and administered, and reflect best practices. In addition, the Chair of the Nominating and Governance Committee oversees a formal annual Board and Committee self-evaluation process, including holding one-on-one meetings with each director. The results of this self-evaluation process are reviewed by the Nominating and Governance Committee as well as by each Committee Chair, and summarized for the full Board to discuss during a dedicated session where a facilitated discussion seeks to comprehensively reflect on the results. Based on the evaluation process in 2025, the Board and Committees implemented certain changes to meeting schedules, agendas, as well as meeting materials, and determined to continue individual meetings with the CEO to support and drive continuous improvement of the Board's effectiveness, oversight responsibilities and governance. In addition, the Nominating and Governance Committee commenced a director search in 2025 and identified director candidates with complementary experience, qualifications, skills and attributes to guide the Company, support director succession planning and Board refreshment, and effectively contribute to the Board, which resulted in the appointment of Ms. O'Brien and Mr. Roberts in September 2025 and Mr. Bird in January 2026.

Board Committee Oversight of Independent Accountants

The Audit Committee seeks to ensure the exercise of appropriate professional skepticism by the independent accountants by reviewing and discussing, among other things, management and auditor reports regarding significant estimates and judgments and the results of peer quality review and PCAOB inspections of the independent accountants. The Audit Committee also reviews and pre-approves all audit and non-audit services provided to AdvanSix by the independent accountants in order to determine that such services would not adversely impact auditor independence and objectivity. At each in-person meeting, the Audit Committee also holds an executive session as well as separate private sessions with representatives of our independent accountants, our Chief Financial Officer, our General Counsel, our Controller, and our Internal Audit Director.

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The Audit Committee approved the engagement of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2026.

Board Committee Oversight of Executive Compensation and Outside Compensation Consultant

The C&LD Committee has sole authority to retain a compensation consultant to assist the C&LD Committee in the evaluation of director, CEO and senior management compensation, but only after considering all factors relevant to the consultant’s independence from management. In addition, the C&LD Committee is directly responsible for approving the consultant’s compensation, evaluating its performance, and terminating its engagement. Under the C&LD Committee’s established policy, its consultant cannot provide any other services to AdvanSix. In September 2024, the C&LD Committee retained Farient Advisors, LLC ("Farient") as its independent compensation consultant.

The C&LD Committee regularly reviews the services provided by its compensation consultant and performs an annual assessment to determine whether the compensation consultant is independent. The C&LD Committee and its advisors annually conduct a specific review of the relationship with Farient in advance of their engagement for the upcoming year. As a result of this review, the C&LD Committee determined that Farient was independent in providing AdvanSix with executive compensation consulting services and that Farient's work for the C&LD Committee did not raise any conflicts of interest, consistent with SEC rules and NYSE listing standards.

In making this determination, the C&LD Committee reviewed information provided by its compensation consulting firm on the following factors:
•any other services provided to AdvanSix by the consulting firm;
•fees received by the consulting firm from AdvanSix as a percentage of the consulting firm's total revenue;
•policies or procedures maintained by the consulting firm to prevent a conflict of interest;
•any business or personal relationship between the individual consultants assigned to the AdvanSix relationship and any C&LD Committee member;
•any business or personal relationship between the individual consultants assigned to the AdvanSix relationship, or the consulting firm itself, and AdvanSix’s executive officers; and
•any AdvanSix stock owned by the consulting firm or the individual consultants assigned to the AdvanSix relationship.
In particular, the C&LD Committee noted that Farient's services were limited to executive and non-employee director compensation consulting. Specifically, Farient did not provide, nor has it provided, directly or indirectly through affiliates, any non-executive compensation services. The C&LD Committee will continue to monitor the independence of its compensation consultant on a periodic basis.

The C&LD Committee's independent compensation consultant compiles information and provides advice regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of AdvanSix and its Compensation Peer Group (see pages 26-27 of this proxy statement for further detail regarding the Compensation Peer Group) and analyzes the relative performance of AdvanSix and the Compensation Peer Group with respect to stock performance and the financial metrics generally used in the programs. Our independent compensation consultant also provides information regarding emerging trends and best practices in executive compensation. While the C&LD Committee reviews information provided by our independent compensation consultant regarding compensation paid by the Compensation Peer Group as a general indicator of relevant market conditions, the C&LD Committee does not target a specific competitive position relative to the market in making its compensation determination. Our independent compensation consultant reports to the C&LD Committee Chair, has direct access to C&LD Committee members, and attends C&LD Committee meetings either in person or by remote communication.

Compensation Input from Senior Management

The C&LD Committee considers input from senior management in making determinations regarding the overall executive compensation program and the individual compensation of the executive officers. As part of AdvanSix’s annual planning process, the CEO and CFO develop targets for AdvanSix’s incentive compensation programs and present them to the C&LD Committee and its independent compensation consultant. These targets are reviewed by the C&LD Committee and its independent compensation consultant to ensure alignment with our longer-term strategic and annual operating plans, taking into account the targeted year-over-year and multi-year improvements as well as identified opportunities and risks. The CEO recommends base salary adjustments and cash and equity incentive award levels for AdvanSix’s other executive officers, but does not provide recommendations on her own compensation. The CEO regularly presents to the C&LD Committee her evaluation of each executive officer’s contribution and performance, strengths and development needs and actions to support recommendations. The CEO's recommendations are based on performance appraisals (including an assessment of the achievement of pre-established financial and non-financial management objectives determined by the C&LD Committee with input from the full Board) together with a review of supplemental performance measures and prior compensation levels relative to performance.

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Policy and Practices Regarding Equity Awards

AdvanSix’s policy with respect to its annual equity awards for all eligible employees, including the NEOs, is to grant the awards and set the grant price, which is used to calculate the number of shares covered by awards, at the C&LD Committee’s regularly scheduled February meeting each year, which typically falls within an open trading window. Off-cycle grants during the year, such as for a hiring or promotion, are typically approved by the CEO pursuant to a delegation of authority granted by the C&LD Committee at its regularly scheduled meeting in February each year, with the exception of off-cycle grants made to executive officers, whose awards are approved by the C&LD Committee. Off-cycle grants are typically granted during open windows or, in the case of sign-on grants, on or around an employee's start date. The Company does not currently have a practice of granting stock options to its employees, and we have not granted stock options to our NEOs since 2023. The C&LD Committee does not take material nonpublic information into account when determining the timing and terms of equity awards, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Compensation and Leadership Development Committee Interlocks and Insider Participation

During fiscal year 2025, all members of the C&LD Committee were independent directors, and no member was an employee or former employee of AdvanSix. No Committee member had any relationship requiring disclosure under “Policy and Procedures Governing Related Party Transactions” on page 16 of this proxy statement. During fiscal year 2025, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the C&LD Committee.

BOARD’S ROLE IN RISK OVERSIGHT

While senior management has primary responsibility for managing risk, the Board, as a whole, has responsibility for risk oversight, while the relevant Committees review specific risk areas and report to the full Board as appropriate. The Board exercises its oversight through periodic management updates on the financial and operating results of AdvanSix, including its annual operating plans and strategic planning, and provides input to management with respect to ordinary course, business and commercial operating risks as well as related prospective risks. In addition, management reports to the Board and each Committee periodically on specific, material risks as they arise or as requested by individual Board members.

On a periodic basis, management reports to each of the Committees and the full Board, as applicable, on its Enterprise Risk Management ("ERM") program. These presentations are designed to provide the Committees and full Board with adequate visibility into business risks and enable the Board to effectively exercise its oversight function. Through its ERM program, management identifies the most significant risks facing the Company and ensures that, where possible, it deploys adequate risk mitigation strategies. The Board and Committees provide oversight and guidance to management to ensure that the ERM process appropriately identifies the risks facing AdvanSix and its operations, and that adequate risk mitigation steps are implemented where appropriate. In addition, the Board and each Committee work collaboratively with management to ensure that updates regarding such key risks are provided on a regular basis to support continuous oversight and assessment.

The specific risk areas of focus for the Board and each of its Committees are summarized below. In addition, each Committee meets in executive session as well as in separate private sessions with key management personnel and representatives of outside advisors. For example, the Internal Audit Director regularly meets in private sessions with the Audit Committee. In addition, the HS&E Senior Director regularly meets in private sessions with the HS&E Committee.

Board/Committee	Primary Areas of Risk Oversight
Full Board	•	Strategic and commercial execution such as strategic planning and implementation, capital deployment, M&A, technology and innovation, and any slowdown in economic growth
	•	Plant outages, supply chain and logistical disruptions, raw material price inflation, labor relations, customer demand, and competitive risk including the use of artificial intelligence
	•	Capital structure and allocation, and development of financial policy including liquidity and debt management
	•	CEO succession planning
	•	Catastrophic events such as acts of terrorism, pandemics, natural disasters and plant accidents
Audit Committee	•	Accounting controls and financial disclosure
	•	Cybersecurity, including IT infrastructure, protection of customer and employee data, trade secrets and other proprietary information, ensuring the security of data, persistent threats and cyber risks including through the use of artificial intelligence
	•	Tax and liquidity management, financial, solvency, capital structure and credit risks

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Board/Committee	Primary Areas of Risk Oversight
	•	Employee pension and saving plans
	•	Employee misconduct related to books, records and financial controls
Nominating and Governance	•	Code of Conduct and Board Code of Ethics compliance
Committee	•	Litigation, labor issues, intellectual property infringement, regulatory issues such as Foreign Corrupt Practices Act ("FCPA"), and product liability
	•	Compliance matters associated with import/export and FCPA
	•	Corporate social responsibility and sustainability matters
	•	Governance practices associated with ESG matters including that applicable Committees and/or the Board are chartered with appropriate oversight and responsibilities as needed
	•	Impact of public policy and government affairs
	•	Potential conflicts of interest and related party transactions
Compensation and Leadership Development Committee	•	Development and administration of executive and director compensation plans, programs and arrangements
	•	Performance, development and retention of senior management
	•	Employee engagement and inclusion
	•	Executive succession planning
Health, Safety and Environmental Committee	•	Regulatory compliance and management of HS&E matters
	•	Effectiveness of HS&E management systems, reporting processes and systems of internal controls
	•	Occupational process safety and environmental reporting

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines state that a majority of our directors must be considered independent under relevant NYSE and SEC guidelines. The Nominating and Governance Committee conducts an annual review of the independence of the directors and reports its findings to the full Board.

Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that all of our non-employee directors are independent and satisfy the independence criteria in the applicable NYSE listing standards and SEC rules. In addition, the Board determined that each director who served during 2025, and who is intended to serve in 2026, on the Audit Committee and/or C&LD Committee satisfies the enhanced independence criteria associated with their membership on the Audit Committee and C&LD Committee, as applicable.

For a director to be considered independent, the Board must determine that the director does not have any material relationships with AdvanSix, either directly or indirectly through a family member or as a partner, member, principal or officer of an organization that has a relationship with AdvanSix, other than as a director and stockholder. Material relationships can include vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships, among others.

Criteria for Director Independence

The Board considered all relevant facts and circumstances in making its independence determinations, including the following:

•No non-employee director receives any direct compensation from AdvanSix other than under the director compensation program described on pages 14-16 of this proxy statement.
•No immediate family member (within the meaning of the NYSE listing standards) of any non-employee director is an employee of AdvanSix or otherwise receives direct compensation from AdvanSix.
•No non-employee director is affiliated with AdvanSix or any of its subsidiaries or affiliates.
•No non-employee director is an employee of AdvanSix’s independent accountants and no non-employee director (or any of their respective immediate family members) is a current partner of AdvanSix’s independent accountants, or was within the last three years, a partner or employee of AdvanSix’s independent accountants and personally worked on AdvanSix’s audit.
•No non-employee director is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from AdvanSix.
•No AdvanSix executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors (or any of their respective immediate family members) as an executive officer.

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•No non-employee director (or any of their respective immediate family members) is indebted to AdvanSix, nor is AdvanSix indebted to any non-employee director (or any of their respective immediate family members).
•No non-employee director serves as an executive officer of a charitable or other tax-exempt organization that receives contributions from AdvanSix.
The above information was derived from AdvanSix’s books and records and responses to questionnaires completed by the directors in connection with the preparation of this proxy statement. Based on our review of these materials, none of our non-employee directors had or has any relationship with AdvanSix other than as a director.

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES

The Nominating and Governance Committee consists entirely of independent directors under applicable SEC rules and NYSE listing standards. The Committee seeks individuals qualified to become directors, evaluates the qualifications of individuals suggested or nominated by third parties, including stockholders, and recommends to the Board the nominees to be proposed by AdvanSix for election to the Board. The Committee’s responsibilities include consideration of director candidates in anticipation of upcoming director elections and in connection with filling Board vacancies.

The Committee intends to take into consideration criteria established by the Board as set forth in the Company’s Corporate Governance Guidelines or established by the Committee in the Policy Statement Regarding Director Nominations and Stockholder Communications. In advance of, and at the time of, recommending candidates to the Board, the Committee shall inform the Board of the criteria used in making the recommendation.

The Committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, variety of backgrounds and experiences, age, skills, and industry experience in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity. In particular, the Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of AdvanSix’s businesses. While AdvanSix’s Corporate Governance Guidelines do not prescribe a diversity policy or standards, as a matter of practice, the Guidelines do prescribe that the Committee will give consideration to diversity when evaluating the composition of the Board and the nomination of director candidates. Directors are expected to challenge management constructively through active participation and questioning. The Nominating and Governance Committee is committed to enhancing both the diversity of experience of the Board itself and the variety of perspectives in Board and Committee meetings.

The Committee conducts regular reviews of current directors in light of the considerations described above and past contributions to the Board.

Stockholders wishing to recommend a director candidate to the Nominating and Governance Committee for its consideration should write to the Committee, in care of Corporate Secretary, AdvanSix Inc., 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of her or his qualifications in light of the above criteria, and the Committee reserves its right to request additional information regarding such candidate in its discretion. Stockholders wishing to nominate a director should follow the procedures set forth in the Company’s By-laws, the Policy Statement regarding Director Nominations and Stockholder Communications, and as described under “Other Information—Director Nominations” in this proxy statement.

ENGAGEMENT AND INCLUSION

At AdvanSix, we strive for an inclusive work environment that fosters respect for all our coworkers, customers, suppliers and business partners. We value the various backgrounds, experiences, and ideas of our directors, employees, contractors, and other stakeholders. We strive to represent the communities in which we operate, celebrate our differences, inspire belonging, and are tenacious in our pursuit of bringing out the best in people both individually and collectively.

Our Code of Conduct outlines our commitment to provide employees a workplace that is free from discrimination, harassment or personal behavior not conducive to a productive and inclusive work climate. We believe it is important that each employee feels a sense of belonging and is valued as part of the organizational culture we are cultivating, and we feel it is important that each employee sees a variety of backgrounds and experiences across our AdvanSix team.

We created a program in 2022 for inclusive leadership, ensuring our leaders understand and have the tools to create an inclusive environment where all can thrive. Our third inclusive leadership cohort kicked off a full year of experiential learning commencing in 2024 and concluding in 2025.

AdvanSix also seeks to improve gender equality in the manufacturing industry, starting with supporting science, technology, engineering and math (STEM) education and work in related fields. Supporting Women in Manufacturing (SWiM), an AdvanSix Employee Resource Group, was formed in 2019 with the goal of promoting women in manufacturing, female leadership and growth in STEM-related fields. SWiM seeks to raise awareness on these matters through programs, events and discussions, including networking, professional

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development, outreach, volunteering and internal programs highlighting leadership and career paths in multiple disciplines. AdvanSix is committed to pay equity for its employees and regularly performs reviews of its compensation practices to evaluate and maintain pay equity in several respects, including by gender, ethnicity and race.

At a national level, AdvanSix continues its participation as a patron level supporter of the American Institute of Chemical Engineers’ ("AIChE") “Doing a World of Good” initiative that actively supports five high priority pillars within the chemical engineering field that align closely with our sustainability and environmental, social and governance priorities including engagement and inclusion. In addition, AdvanSix supports the Future of STEM Scholars Initiative ("FOSSI"), a national, industry-wide program which provides scholarships to students pursuing STEM degrees at Historically Black Colleges and Universities ("HBCUs") and connections to internships, leadership development and mentoring opportunities. In 2025, we offered summer internships to our FOSSI scholars and two of our FOSSI graduates joined AdvanSix as full-time employees.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

All new directors participate in a comprehensive director onboarding and orientation program, including presentations by senior management to familiarize new directors with the Company’s strategic and operating plans, its financial and accounting practices, its key risk management topics, its compliance programs, its Code of Conduct and the Board Code of Ethics, its principal officers, its internal auditors and its independent accountants. The directors receive materials or briefing sessions before each Board and Committee meeting. Between meetings, the directors are in frequent communication with the executive management of the Company on matters relating to critical aspects of the Company’s business. The Board also regularly participates in site visits, plant tours and training at AdvanSix’s facilities, as well as informational presentations regarding industry developments and various aspects of the Company's business and operations. Members of the Board may attend, at the Company’s expense, seminars, conferences and other continuing education programs designed for directors of public companies.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

AdvanSix encourages director attendance at its Annual Meeting of Stockholders, and it is expected that each of our directors will attend absent extenuating circumstances. Generally, Board and Committee meetings are held immediately following the Annual Meeting of Stockholders. All of our directors attended our 2025 Annual Meeting of Stockholders and all of our director nominees are expected to attend the 2026 Annual Meeting of Stockholders.

DIRECTOR COMPENSATION

The C&LD Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of AdvanSix receive no compensation for service on the Board. AdvanSix’s director compensation program is designed to enable continued attraction and retention of highly qualified directors and is designed to account for the time, effort, expertise and accountability required for active Board membership.

In general, the C&LD Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the Board. The compensation program was approved by our Board upon the recommendation of our C&LD Committee, in consultation with its independent compensation consultant, who conducted a comprehensive review of peer group and market data in order to assess total director compensation, consisting of cash retainer fees and annual equity awards, and to align the elements of our director compensation program with our peer group, including the recommended mix of approximately half of total compensation in equity.

Our independent compensation consultant was engaged to conduct a competitive review of our director compensation program for 2025 and determined that cash compensation was aligned with the median of the peer group, but was slightly below the median for the equity compensation component. Our consultant proposed adjustments for the C&LD Committee's consideration in order to align with the median for such annual equity grant. For 2025, upon the recommendation of our C&LD Committee, in consultation with its independent compensation consultant and based on a comprehensive review of peer group and market data, our Board approved an increase to the annual equity grant from $105,000 to $120,000.

The 2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates, as Amended and Restated, or the 2016 Stock Incentive Plan, includes an annual limit of $750,000 on each director's total compensation, including both cash and equity components.

Cash Compensation
For 2025, non-employee directors received $90,000 as an annual cash retainer for their service on the Board, and they received additional retainers for the following roles:
•The Independent Chair of the Board received $100,000;
•The Chair of the Audit Committee received $20,000;
•The Chair of the C&LD Committee received $15,000;
•The Chair of the HS&E Committee received $15,000; and
•The Chair of the Nominating and Governance Committee received $15,000.

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All directors are also reimbursed for reasonable travel, lodging and related expenses incurred in attending Board meetings.
Equity Compensation
Each non-employee director is eligible for an annual equity grant in the form of full-value stock awards. For 2025, each non-employee director was granted an award in the form of RSUs with a grant date fair value of approximately $120,000. These annual stock grants are awarded following each Annual Meeting of Stockholders and vest one year from the date of grant.

Deferred Compensation Plan

In September 2017, the Board, upon the recommendation of the C&LD Committee, adopted the AdvanSix Inc. Deferred Compensation Plan (the “DCP”), effective January 1, 2018. The DCP is a nonqualified deferred compensation plan under which our directors may elect to defer up to a maximum of 100% of their cash retainer fees. Company contributions may not be made to the accounts of non-employee directors. Until a director meets her or his stock ownership requirements, as described below under “Stock Ownership Guidelines,” the only investment option available to a director who elects to participate is the AdvanSix stock unit fund. After satisfaction of the stock ownership requirements, a director may elect to allocate her or his deferrals to any investment option under the DCP. Any deferrals under the AdvanSix stock unit fund are irrevocably allocated to such fund. Any dividends applicable to deferrals under the AdvanSix stock unit fund are credited in the form of additional stock units. Under the DCP, each director’s account will be payable in lump sum or installments upon a scheduled distribution date or the participant’s separation from service or death in accordance with the director’s elections, the terms of the DCP and subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). Distributions will be made in cash, with the exception of amounts held in the AdvanSix stock unit fund which will be distributed in shares of Company common stock, par value $0.01 per share ("Common Stock"). Deferrals by directors to the AdvanSix stock unit fund are reported as Other Stock-Based Holdings in the Stock Ownership Information table on page 17.

Stock Ownership Guidelines

Director stock ownership guidelines have been adopted under which each non-employee director, while serving as a director of AdvanSix, must hold Common Stock (including restricted shares, RSUs, holdings in the Company stock unit fund under the DCP, and/or Common Stock equivalents) with a market value of at least five times the annual base cash retainer (or $450,000 in 2025). Until a director has met the applicable ownership requirement, he or she is required to hold 100% of the shares (net of taxes) received upon the vesting of RSUs. As of April 1, 2026, all directors, other than Mr. Bird, Dr. Lovett, Mr. Newman, Ms. O'Brien, and Mr. Roberts, have attained the prescribed ownership threshold. Directors have five years from appointment or election to the Board to attain the prescribed ownership threshold and each of Mr. Bird, Dr. Lovett, Mr. Newman, Ms. O'Brien, and Mr. Roberts are within this five-year period.

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DIRECTOR COMPENSATION—FISCAL YEAR 2025

Director Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Farha Aslam	$42,033	$—	—	$42,033
Darrell K. Hughes	$42,033	$—	—	$42,033
Todd D. Karran	$190,000	$119,978	—	$309,978
Gena C. Lovett, Ph.D.	$105,000	$119,978	—	$224,978
Donald Newman	$100,714	$119,978	—	$220,692
Dana O'Brien	$29,593	$—	—	$29,593
Daryl Roberts	$29,593	$—	—	$29,593
Daniel F. Sansone	$99,286	$119,978	—	$219,264
Sharon S. Spurlin	$105,000	$119,978	—	$224,978
Patrick Williams	$105,000	$119,978	—	$224,978

(1)Includes all fees earned in 2025, whether paid in cash or deferred under the DCP (including amounts held in the AdvanSix stock unit fund and any other investment option under the DCP).
(2)The amounts set forth in this column represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. Stock awards of 5,020 RSUs were made to each non-employee director on June 18, 2025 with a value of $23.90 per share, which vest in full on June 18, 2026. A more detailed discussion of assumptions used in the valuation of stock awards made in fiscal year 2025 may be found in Note 14 of the Notes to Consolidated Financial Statements in the Company’s Form 10-K for the fiscal year ended December 31, 2025 ("2025 Form 10-K").
(3)The table below reflects each director's outstanding RSUs granted under our 2016 Stock Incentive Plan, all of which were unvested at December 31, 2025. All of our current directors, other than Mr. Bird, Dr. Lovett, Ms. O'Brien and Mr. Roberts, also hold amounts in the AdvanSix stock unit fund under the DCP.

Director Name	Outstanding RSUs at 12/31/25
Farha Aslam	—
Darrell K. Hughes	—
Todd D. Karran	5,020
Gena C. Lovett, Ph.D.	5,020
Donald Newman	5,020
Dana O'Brien	—
Daryl Roberts	—
Daniel F. Sansone	5,020
Sharon S. Spurlin	5,020
Patrick Williams	5,020
Policy and Procedures Governing Related Party Transactions

Our Board adopted a written policy regarding the review and approval of related party transactions. This policy provides that our Nominating and Governance Committee reviews in advance each of AdvanSix’s transactions involving an amount exceeding $100,000 and in which any “related person” will have a direct or indirect material interest. In general, “related persons” are our directors, director nominees, executive officers and stockholders beneficially owning more than 5% of our outstanding Common Stock and immediate family members or certain affiliated entities of any of the foregoing persons. Our Nominating and Governance Committee will approve only those transactions that are fair and reasonable to AdvanSix and in our, and our stockholders’, best interests. The Nominating and Governance Committee has delegated to its Chair the authority to review and approve any related person transaction in which the aggregate amount involved is expected to be less than $500,000, unless the Chair is directly or indirectly involved in such transaction, in which case such authority shall be delegated to another Nominating and Governance Committee member. The Committee Chair’s decision with respect to any such related person transaction shall be reported to the full Nominating and Governance Committee at its next scheduled meeting.
Since January 1, 2025, the Company has not been a participant in any related party transaction requiring disclosure under SEC rules.

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STOCK OWNERSHIP INFORMATION
The following table provides information regarding the beneficial ownership of our Common Stock by the following:
•each stockholder who beneficially owns more than 5% of our outstanding Common Stock;
•each of our directors;
•each of our named executive officers listed in our Summary Compensation Table; and
•all of our directors and executive officers as a group.
Except as otherwise noted below, we based the share amounts on each person or entity's beneficial ownership of our Common Stock as of April 1, 2026. Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities held. The percentage values are based on 26,959,036 shares of our Common Stock outstanding as of April 1, 2026. The address for each director and executive officer of AdvanSix is 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054.

Name	Amount and Nature of Beneficial Ownership		Percentage of Class
Directors and Named Executive Officers:	Common Stock (1)	Other Stock-Based Holdings (2)
Jeffrey J. Bird	—	—	*
Christopher Gramm	79,269	—	*
Erin N. Kane	905,882	—	3.4%
Todd D. Karran	48,803	32,745	*
Achilles B. Kintiroglou	66,246	—	*
Gena C. Lovett, Ph.D.	10,291	—	*
Siddharth Manjeshwar	—	—	*
Donald P. Newman	5,030	5,208	*
Dana O'Brien	—	—	*
Daryl Roberts	—	—	*
Daniel F. Sansone(3)	59,813	3,443	*
Kelly Slieter	52,769	—	*
Sharon S. Spurlin	57,140	13,797	*
Patrick S. Williams	21,765	9,659	*
All directors and executive officers as a group (13 persons)	1,353,464	64,852	5.0%
Principal Stockholders:
BlackRock, Inc. (4) 50 Hudson Yards New York, NY 10001	1,919,001		7.1%
The Vanguard Group, Inc. (5) 100 Vanguard Boulevard Malvern, PA 19355	1,706,709		6.3%
*Represents beneficial ownership of less than one percent of the outstanding Common Stock.
(1)Reflects shares of Common Stock held directly or indirectly by the named individual, as well as shares which the named individual has the right to acquire through the exercise of vested stock options as follows: Ms. Kane 463,340, Mr. Kintiroglou 58,725, Mr. Manjeshwar 0, Ms. Slieter 21,066, and Mr. Gramm 40,500.
(2)Reflects share-equivalents in deferred accounts under our Deferred Compensation Plan, as to which no voting or investment power exists. These share equivalents are not included for purposes of determining the "Percentage of Class."
(3)Common Stock total reflects 31,479 shares held indirectly by Mr. Sansone's spouse. Mr. Sansone will be retiring as a director effective as of the 2026 Annual Meeting of Stockholders.
(4)Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on April 24, 2026. BlackRock, Inc. has sole voting power in respect of 1,891,978 shares and sole dispositive power in respect of 1,919,001 shares.
(5)Based on a Schedule 13G/A filed by the Vanguard Group, Inc. ("TVG") with the SEC on January 30, 2026, TVG reported shared dispositive power in respect of 1,706,709 shares and shared voting power in respect of 280,687 shares. On March 26, 2026, TVG further amended its Schedule 13G/A to disclose that, as a result of an internal realignment, it is no longer deemed to beneficially own shares held by various of its subsidiaries and divisions, and, accordingly, it no longer beneficially owns our common stock, and going forward, subsidiaries and divisions of TVG will report beneficial ownership separately on a disaggregated basis.

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SEC FILINGS AND SECTION 16(a) REPORTS

Availability of AdvanSix SEC Filings
Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, are available free of charge on our website at www.AdvanSix.com under the heading “Investors” (see “SEC Filings”) immediately after they are filed with or furnished to the SEC.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. Based on the information available to us during fiscal year 2025, we believe that all applicable Section 16(a) filing requirements were met on a timely basis.

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY

At AdvanSix, a key priority has been, and will continue to be, ensuring safe, stable and sustainable operations through best-in-class performance and adherence to our core values of Safety, Accountability, Integrity and Respect. We believe that our legacy and continued commitment to operational excellence, including process safety and commitment to ACC Responsible Care® principles, have served to establish a solid foundation for our corporate social responsibility ("CSR") and sustainability programs. By integrating health, safety, environmental and sustainability considerations into all aspects of our business, we strive to protect our team and the environment, achieve sustainable growth and accelerated productivity, and drive compliance with all applicable regulations.

On at least a quarterly basis, management provides an update to the Nominating and Governance Committee of the Board, which oversees our policies and programs relating to corporate social responsibility matters. For information regarding Board Committee oversight of key environmental, social and governance matters, please see above under "Corporate Governance - Board Committees - Board Committee Oversight of Environmental, Social and Governance Matters."

AdvanSix continuously strives to build on its legacy and commitment to a sustainable future by weaving sustainability into its core business culture and values with a focus on transparency, accountability and innovation across the organization.

This commitment propelled the Company’s progress and achievements which included, among others:

•2025 Gold Rating for CSR by EcoVadis, an independent CSR assessment agency which includes evaluations in the areas of Environment, Labor & Human Rights, Ethics, and Sustainable Procurement. AdvanSix's company rating was in the top three percent of all companies assessed.

•We maintained our commitment as a Member of Together for Sustainability ("TfS"), a global, procurement-driven initiative based on the United Nations Global Compact and Responsible Care® principles that delivers a comprehensive framework with robust tools to assess the sustainability performance of chemical companies and their suppliers. TfS delivers a global standard for ESG performance of chemical supply chains by allowing member companies to assess the environmental, labor & human rights, ethical and sustainable procurement performance of their suppliers and track measurable improvements of their suppliers’ as well as their own sustainability performance.

•We also continued to align initiatives consistent with our commitment to the UN Global Compact, undertaking efforts to implement universal sustainability principles with respect to our business practices.

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Responsible Care

AdvanSix is a proud member of the American Chemistry Council ("ACC") and, as an ACC Responsible Care® company, has a sharp focus on safety and advancing a sustainable enterprise, supported by approximately 1,410 dedicated employees. Since 1988, Responsible Care® has helped ACC member and partner companies improve the health and safety of employees, the communities in which they operate, and the environment. We engage in open and honest dialogue with our key stakeholders including employees, investors, business partners, public authorities and communities to discuss their concerns, present our actions and communicate results.

We adhere to the Responsible Care® Guiding Principles, which encourage:
•Ethical leadership
•Product safety
•A culture which reduces and manages process safety risk
•Reduction of pollution and waste
•Continuous improvement in environmental, health, safety and security performance
All AdvanSix sites, including our manufacturing locations in Frankford, PA, Hopewell, VA, Chesterfield, VA, Bucks, AL, and Portsmouth, VA, as well as our corporate headquarters, are RC14001® Certified. We are committed to managing our operations in a safe, secure and sustainable manner in accordance with the Responsible Care® Guiding Principles. This includes our commitment to: safety as a core value, compliance, protection of our environment, engagement with our stakeholders, continuous improvement of the performance of our products and processes, and implementation of processes to assure adherence.

AdvanSix’s Integrity and Compliance Program

AdvanSix’s Integrity and Compliance program reflects our core values and helps our employees, representatives, contractors, consultants, and suppliers meet a high standard of business conduct globally. At the core of the Integrity and Compliance program is the AdvanSix Code of Conduct that applies across the Company to all directors, officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and employees. The Code of Conduct serves as a set of baseline requirements that enables employees to recognize and be aware of how to report compliance, integrity, and legal issues. It also outlines our organization’s pledge to operate in a safe, ethical and compliant manner, promote a positive workplace, respect each employee, promote development through education and training that broadens work-related skills, and value a variety of perspectives and ideas. The Code of Conduct provides guidance and outlines expectations in a number of key integrity and compliance areas, including the prohibition of sexual or other forms of harassment, avoiding conflicts of interest, our commitment to health, safety and environmental matters, maintaining accurate books and records, anti-corruption and proper business practices, trade compliance, insider trading, data privacy, respect for human rights, and the appropriate use of information technology and social media. One of the hallmarks of a successful enterprise is a transparent culture of integrity and compliance, as well as a commitment to health, safety and environmental matters. Operating with integrity enhances our ability to operate safely, sustain the credibility of our brand, maintain a strong reputation, and build a track record of growth and performance.

All AdvanSix employees are required to participate in Code of Conduct training and certify on an annual basis that they comply with the Code of Conduct. In addition, directors and executive officers certify, on an annual basis, their recognition of the Code of Conduct and their commitment to act in accordance with its requirements. In connection with our quarterly and annual SEC reporting, certain key members of management similarly certify as to their compliance with the Code of Conduct as well as confirmation of their responsibility to report suspected violations of law, Company policy and the Code of Conduct. In addition to the Code of Conduct, our Integrity and Compliance program provides comprehensive training on a periodic basis, or more frequently, as needed, regarding key compliance topics, develops training scenarios, provides mechanisms for employees and third parties to report concerns, and ensures timely and fair reviews of integrity and compliance concerns. This includes annual training regarding our Anticorruption and FCPA policy, our Insider Trading Policy, our Acceptable Use Policy and our Cybersecurity Policies.

Our Sustainability Report and more information about our corporate social responsibility and sustainability initiatives can be found on our Sustainability website at https://www.advansix.com/about/manufacturing-sites/sustainability/. Information contained on our website is not incorporated into this Proxy Statement.

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STOCKHOLDER OUTREACH AND ENGAGEMENT

It is critical that we understand the issues that are important to our stockholders and address, as appropriate, their interests in a meaningful and effective manner. As a result, we engage with our stockholders on a regular basis to discuss a range of topics including our performance, risk management, executive compensation, and corporate governance. Continuous dialogue and engagement with our stockholders helps us understand how they view us, set goals and expectations for our performance, and identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor meetings and conferences, as well as analyst meetings. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases, our website as well as our conference calls for our quarterly earnings releases. Our CEO, CFO, VP of Investor Relations and Treasurer, and other members of management meet periodically with investors to discuss the Company and its financial and business performance.

In addition, we conduct comprehensive governance and compensation outreach efforts with stockholders representing nearly 70% of our shares outstanding to provide updates regarding our business, our compensation philosophy and governance framework. From these outreach efforts, as well as meetings held with stockholders, we received positive feedback regarding our governance and compensation regime and our willingness to engage with our stockholders on issues that are important to them. We continue these efforts in connection with our Annual Meeting as well as throughout the remainder of the year. Our executive compensation program received substantial support and was approved, on an advisory basis, by approximately 98% of votes cast at our 2025 Annual Meeting of Stockholders. We believe that this level of approval is indicative of our stockholders’ strong support of our executive compensation program, philosophy and goals and the decisions made with respect to the structure of our executive compensation program and the compensation of our NEOs.

As a result of our stockholder engagement efforts, our Board and stockholders approved at our 2019 Annual Meeting of Stockholders an amendment to our Certificate of Incorporation and By-laws to remove the supermajority vote requirement to amend our By-laws. At the 2023 Annual Meeting of Stockholders, the Company’s stockholders voted upon and expressed their preference, on an advisory basis, for holding an annual advisory vote on the compensation of the Company’s named executive officers. In light of these results, the Board of Directors has determined to hold an annual advisory vote. In addition, at our 2025 Annual Meeting of Stockholders our stockholders approved the 2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates, as Amended and Restated (effective June 18, 2025).

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COMMUNICATING WITH MANAGEMENT AND INVESTOR RELATIONS

Our Investor Relations department is the primary point of contact for stockholder interaction with AdvanSix. Stockholders should write to or call:

Adam Kressel
Vice President, Investor Relations and Treasurer
AdvanSix Inc., 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054
Phone: +1 (973) 526-1700
Visit our website at www.AdvanSix.com

We encourage our stockholders to visit the “Investors” section of our website for more information on our investor relations and corporate governance programs.

PROCESS FOR COMMUNICATING WITH BOARD MEMBERS

Stockholders, as well as other interested parties, may communicate directly with the Board Chair, the non-employee directors as a group, or individual directors by writing to: AdvanSix Inc., c/o Corporate Secretary, 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054.

AdvanSix’s Corporate Secretary reviews and promptly forwards communications to the directors as appropriate. Communications involving substantive accounting or auditing matters are forwarded to the Chair of the Audit Committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product or service-related inquiries; junk mail or mass mailings; resumes or other job-related inquiries; spam; and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

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EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”), we discuss the compensation philosophy, programs and practices adopted by the C&LD Committee for senior executive officers and review the various objectives and elements of AdvanSix’s executive compensation program, its alignment with performance and the 2025 compensation decisions regarding our Named Executive Officers (“NEOs”). The Company's executive officers as of December 31, 2025, as determined in accordance with SEC rules, are Ms. Kane, Mr. Gramm, Mr. Kintiroglou and Ms. Slieter.

For purposes of this CD&A and the disclosure that follows, the following are AdvanSix’s NEOs for 2025:

Erin N. Kane	President and Chief Executive Officer (CEO)
Christopher Gramm*	Interim Chief Financial Officer (CFO)
Siddharth Manjeshwar*	Former Senior Vice President and Chief Financial Officer (Former CFO)
Achilles B. Kintiroglou	Senior Vice President, General Counsel and Corporate Secretary
Kelly Slieter	Senior Vice President and Chief Human Resources Officer
*Effective as of July 9, 2025, Mr. Manjeshwar's employment was terminated and Mr. Gramm was appointed as Interim Chief Financial Officer. Effective as of April 27, 2026, Patrick C. Day has been appointed as the Company’s Senior Vice President and Chief Financial Officer, and Mr. Gramm has returned to serving as Vice President of Corporate Finance and Strategic Financial Planning and Analysis.

Executive Summary

Overview

The Company executed well in 2025 with its focus on optimizing operational and commercial performance to navigate dynamic industry conditions. The Company delivered full year 2025 Adjusted EBITDA1 of $157 million, Adjusted Earnings Per Share1 of $2.28, and positive Free Cash Flow ("FCF")1 of $6 million. While the macro environment in 2025 was challenging, there were a number of notable highlights to recognize:
•We successfully executed our planned turnarounds at the low end of our target spend range.
•Delivered record annual production across both of our key ammonia and sulfuric acid unit operations.
•Invested $116 million in Capex, funding key growth and enterprise initiatives including our SUSTAIN program.
•Progressed tax strategies, claiming additional 45Q carbon capture tax credits.
•Received the final $26 million settlement proceeds in the first quarter of 2025 related to the 2019 Philadelphia Energy Solutions ("PES") supplier shutdown claim.
•Preserved our competitive dividend while maintaining conservative debt leverage levels and ample liquidity.

2025 was a year characterized by continued cyclical trough market conditions for Nylon Solutions, robust Plant Nutrients supply and demand fundamentals amid an increasing input cost environment, and mixed Chemical Intermediates industry conditions with lower acetone net pricing as anticipated. In this environment, we remain focused on controllable levers to support through-cycle profitability and cash conversion. This includes optimizing production output and sales volume mix, driving fixed cost reductions and productivity, maintaining a disciplined approach to cash management and taking a risk-based approach to capital investment and plant turnaround scoping. Our strategic initiatives, unique combination of assets and business model are core to our durable competitive advantage and long-term positioning.

(1) See “Non-GAAP Measures” included in Appendix A for non-GAAP reconciliations.

2025 Financial Results
Summary of Results:
•Sales approximately flat versus prior year primarily driven by higher granular ammonium sulfate sales supported by our SUSTAIN program and favorable market-based pricing across our Plant Nutrients and Nylon Solutions product lines.

($ in Thousands)	2025 Sales	2024 Sales	% Change YoY
Nylon	$309,678	$348,501	-11%
Caprolactam	271,370	276,303	-2%
Plant Nutrients	563,688	458,152	23%
Chemical Intermediates	377,497	434,601	-13%
Total	$1,522,233	$1,517,557	<1%

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•Net Income of $49.3 million, an increase of $5.1 million versus 2024
•Adjusted EBITDA1 of $156.8 million, an increase of $14.7 million versus 2024
•Cash Flow from Operations of $122.9 million, a decrease of $12.6 million versus 2024
•Capital Expenditures of $116.4 million, a decrease of $17.3 million versus 2024
•FCF1 of $6.4 million, an increase of $4.7 million versus 2024

(1) See “Non-GAAP Measures” included in Appendix A for non-GAAP reconciliations.

Total Stockholder Return

The following graph compares the cumulative total stockholder return on the Company’s Common Stock to the total returns on the Standard & Poor's ("S&P") Small Cap 600 Materials Index and our compensation peer group since October 3, 2016, the date that Common Stock began "regular-way" trading on the New York Stock Exchange.

Reflects period from October 3, 2016 through December 31, 2025

Fiscal 2025 Compensation Actions

The following summarizes the key compensation decisions for our NEOs for fiscal 2025:

•Base Salary: Based on performance assessments and, in consultation with the independent compensation consultant, a review of peer group data for compensation benchmarking, in February 2025, the C&LD Committee determined that none of the base salaries for Ms. Kane, Mr. Manjeshwar, Mr. Kintiroglou and Ms. Slieter would be increased for 2025. Prior to his appointment as Interim CFO, Mr. Gramm's base salary for 2025 was $340,000. While serving as Interim CFO, Mr. Gramm's base salary was increased by $15,000 per month for an annualized base salary of $520,000.

•Short-Term Incentive Awards: Our 2025 short-term incentive compensation program remained generally consistent with our 2024 program, with the exception that (i) the FCF metric (which previously had a 20% weighting under the program) was removed and included as a metric for the long-term incentive program, and the weighting of the Adjusted EBITDA metric was increased from 60% to 80%, and (ii) the payout for threshold performance achievement was increased from 25% to 50% of target award opportunity. The performance metrics under the short-term incentive program adopted in February 2025 were based on Adjusted EBITDA (80% weighting) and Leadership Team Strategic Objectives (20% weighting). The target payout opportunities as a percentage of base salary for all of our NEOs remained unchanged from 2024. Our financial and strategic performance during 2025, as discussed below under “Short-Term Incentive Awards,” resulted in achievement of 77% of the target payout opportunity.

•Long-Term Incentive Compensation: Our 2025 long-term incentive compensation program remained generally consistent with our 2024 program with the exception that a cumulative FCF performance metric was added in addition to the existing EPS and ROI performance metrics, and the Relative Total Stockholder Return ("rTSR") modifier was increased from 10% to 20%, each as further described below.

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In February 2025, our NEOs were granted annual long-term incentive awards. All of our NEOs received 50% of their total annual grant value in PSUs and 50% in RSUs. PSUs vest after the completion of a three-year performance period, and the number of shares earned, if any, will be based on pre-established targets associated with cumulative earnings per share ("EPS"), average return on investment ("ROI") performance and cumulative FCF, each of which is weighted equally at 33.3%. In addition, the program includes an rTSR modifier, pursuant to which the number of shares earned based on our EPS and ROI performance will be: (i) increased by 20% if our Total Stockholder Return ("TSR") performance is above the 75th percentile relative to the S&P Small Cap 600 Materials Index, or (ii) decreased by 20% if our TSR performance is below the 25th percentile relative to the S&P Small Cap 600 Materials Index.

•Peer Group: In consultation with the independent compensation consultant, we reviewed our existing peer group to ensure it appropriately reflects comparator companies of similar revenue size and business scope with whom we compete for talent and capital. In June 2025, upon the recommendation of the independent compensation consultant, the C&LD Committee approved (i) the removal of Trinseo, Mativ Holdings, Tredegar Corp and American Vanguard; and (ii) the addition of Element Solutions Inc., Ashland Inc., Balchem Corporation and Ecovyst, Inc.

Results of our 2025 Advisory Vote on Executive Compensation

Our executive compensation program received substantial support and was approved, on an advisory basis, by approximately 98% of votes cast at our 2025 Annual Meeting of Stockholders. Our C&LD Committee and the other members of our Board believe that this level of approval is indicative of our stockholders’ strong support of our executive compensation program, philosophy and goals and the decisions made with respect to the structure of our executive compensation program and the compensation of our NEOs.

Our Executive Compensation Philosophy and Approach

Our executive compensation and benefit programs are designed to support the creation of stockholder value through four key objectives:
•attract and retain world-class leadership talent
•drive performance that creates stockholder value
•pay for superior results and sustainable performance
•manage risk through oversight and sound management

In setting total compensation to meet these key objectives, we seek to achieve the optimal balance between: (1) fixed and variable (or “at-risk”) pay elements; (2) short-term and long-term pay elements; and (3) cash and equity-based elements.

The factors applicable to our NEOs that generally shape our assessment of compensation and help achieve our key objectives include: (1) compensation history, in total and for each element of compensation; (2) operational and financial performance of AdvanSix; (3) individual future leadership development and potential; (4) our performance relative to the competitive marketplace; (5) individual performance record; (6) relative level of responsibility within AdvanSix and the impact of the NEO’s position on Company performance; (7) trends and best practices in executive compensation; and (8) industry and macroeconomic conditions.

We seek to establish annual and long-term incentive compensation program designs that are reflective of our pay-for-performance culture and adopt performance metrics under our short-term incentive compensation program and for our PSUs which are designed to align with the key elements of our strategy to grow stockholder value.

For a discussion of certain of our C&LD Committee processes and procedures with respect to executive compensation, please see "Board Committee Oversight of Executive Compensation and Outside Compensation Consultant" on page 10.

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2025 Compensation Mix

The following charts illustrate the approximate mix of base salary, short-term incentive awards and long-term incentive awards for our CEO and our other NEOs in 2025, highlighting the performance-driven focus of our executive compensation program which emphasizes at risk, performance-based pay:

Key 2025 Compensation Program Elements

The following is a summary of the main elements of our 2025 compensation program, a description of each element and an explanation as to why we pay each element:

Compensation Element	Description	Objectives
Base Salary	Fixed cash compensation; reviewed annually and subject to adjustment	Provide a fixed level of cash compensation to attract and retain our NEOs
Short-Term Cash Incentive Compensation	Annual cash incentive compensation based on performance against annually established Company financial and operational performance goals, as well as strategic objectives	Reward and motivate our NEOs for achieving key short-term performance objectives and strategic priorities
Long-Term Equity Incentive Compensation	Annual equity compensation awards of PSUs (with payout tied to achievement of Company financial and operational goals measured over a 3-year performance period, with an rTSR modifier) and time-based RSUs	Align NEO interests with those of our stockholders by rewarding the creation of long-term stockholder value and encouraging stock ownership; reward and motivate our NEOs for achieving key long-term performance objectives
Health, Welfare and Retirement Benefits	Qualified and non-qualified retirement plans and health care and insurance benefits	Attract and retain NEOs by providing market-competitive benefits
Severance and Change-in-Control Arrangements	Reasonable severance benefits provided upon covered terminations of employment, including following a change in control	Attract and retain high quality talent by providing market-competitive severance protection, thereby encouraging NEOs to direct their attention to stockholders’ interests notwithstanding the potential for loss of employment in connection with a change in control

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Our Commitment to Compensation Best Practices
As part of our executive compensation program, our C&LD Committee is committed to regular review and consideration of best practices in governance and executive compensation. Our C&LD Committee has adopted the following policies and practices:

	What We Do		What We Don’t Do
●	Pay-for-performance philosophy designed to emphasize compensation tied to creation of stockholder value	●	No excise tax gross-ups upon a change in control
●	Retention of an independent compensation consultant who is prohibited from performing any other services for the Board or Company	●	No significant perquisites and no gross-ups on perquisites
●	Multiple performance metrics for short-term and long-term incentive compensation; different metrics used for each plan	●	No excessive severance or change in control protection
●	Maximum cap on our incentive award payouts	●	No repricing or replacement of stock options without stockholder approval
●	Deliver a substantial portion of executives’ target total direct compensation in the form of variable, “at risk,” performance-based compensation	●	No hedging and pledging permitted by our executives and directors
●
Robust compensation governance practices, including annual CEO performance evaluation by our independent directors and a comprehensive process for setting performance goals with use of independent compensation consultant

●	Double trigger provisions for accelerated vesting of equity awards upon a change in control
●	Stock ownership guidelines (5x base salary for our CEO, 3x base salary for our CFO, and 1x base salary for our other NEOs)
●	Annual limit on director compensation
●	Guard against competitive harm by obtaining our executives’ agreement to non-competition compensation forfeiture clauses and other restrictive covenants
●	Apply clawback obligations to certain incentive-based and equity-based compensation awards for executive officers pursuant to our clawback policy and our 2016 Stock Incentive Plan

Peer Group

The C&LD Committee believes it is important to understand the relevant market for executive talent to ensure that AdvanSix’s executive compensation program is competitive and supports the attraction and retention of highly qualified executives. The C&LD Committee also believes that market information is useful as one relevant factor in assessing the reasonableness of compensation paid to our executive officers.

The C&LD Committee utilizes its independent compensation consultant to advise with respect to establishing its peer group of companies for use in connection with compensation benchmarking, review of market practices and relative performance evaluations. The following selection criteria were used in determining the peer group: size (revenues and market capitalization generally within the range of 0.34 - 6.5x AdvanSix’s revenue and market capitalization), industry (chemicals industry), operating complexity (focused on organizations with vertical integration), location/geographic reach (U.S. based organizations with global distribution) and availability of data (publicly traded companies). On a regular basis, at the C&LD Committee's direction, the independent compensation consultant evaluates the peer group and proposes modifications for the C&LD Committee's consideration to eliminate companies that were acquired or no longer meet the peer group selection criteria and to add new companies to ensure that we can continue to maintain a robust data set from the peer group.

The peer group from January to June 2025 was as follows:

American Vanguard	Innospec Inc.	Orion Engineered Carbons S.A.	Trinseo
Cabot Corp.	Koppers Holdings, Inc.	Quaker Chemical Corp.	Tronox Holdings plc
Hawkins Inc.	LSB Industries, Inc.	Sensient Technologies Corp.
H.B. Fuller	Mativ Holdings, Inc.	Stepan Co.
Ingevity Corp.	Minerals Technologies Inc.	Tredegar Corp.

In June 2025, upon the recommendation of the independent compensation consultant, the C&LD Committee approved the following changes to the peer group: (i) the removal of Trinseo, Mativ Holdings, Tredegar Corp and American Vanguard; and (ii) the addition of

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Element Solutions Inc., Ashland Inc., Balchem Corporation and Ecovyst, Inc. As a result, the following represents the updated peer group effective June 2025:

Ashland Inc.	Hawkins Inc.	LSB Industries, Inc.	Stepan Co.
Balchem Corporation	H.B. Fuller	Minerals Technologies Inc.	Tronox Holdings plc
Cabot Corp.	Ingevity Corp.	Orion Engineered Carbons S.A.
Ecovyst, Inc.	Innospec Inc.	Quaker Chemical Corp.
Element Solutions	Koppers Holdings, Inc.	Sensient Technologies Corp.

Details on Program Elements and Related 2025 Compensation Decisions

Base Salary

Base salaries are intended to attract and compensate high-performing and experienced leaders and are determined based on scope of responsibility, years of experience and performance, with reference to market data (but are not targeted to a specific competitive position). On February 26, 2025, based on performance assessments and, in consultation with the independent compensation consultant, a review of peer group data for compensation benchmarking, the C&LD Committee determined the base salary for Ms. Kane, Mr. Manjeshwar, Mr. Kintiroglou and Ms. Slieter would not be increased for 2025.

Prior to his appointment as Interim CFO on July 9, 2025, Mr. Gramm's base salary for 2025 was $340,000. While serving as Interim CFO, Mr. Gramm's base salary was increased by $15,000 per month for an annualized value of $520,000.

In February 2026, based on performance assessments and, in consultation with the independent compensation consultant, the C&LD Committee approved the annual base salaries for the following executive officers, effective July 1, 2026, to better align with peer group data for competitive positioning.

Name	2026 Annual Base Salary(2)	2025 Annual Base Salary
Erin N. Kane	$1,050,000	$1,019,700
Christopher Gramm(1)	$520,000	$321,360
Siddharth Manjeshwar(1)	$—	$525,000
Achilles B. Kintiroglou	$495,000	$480,000
Kelly Slieter	$430,000	$430,000
(1)Effective as of July 9, 2025, Mr. Manjeshwar's employment was terminated and Mr. Gramm was appointed as Interim Chief Financial Officer. Effective as of April 27, 2026, Patrick C. Day has been appointed as the Company’s Senior Vice President and Chief Financial Officer, and Mr. Gramm has returned to serving as Vice President of Corporate Finance and Strategic Financial Planning and Analysis. Mr. Gramm's base salary of $340,000 was reinstated upon the expiration of the Interim CFO role.
(2)Effective on July 1, 2026.

Short-Term Incentive Awards

Short-term incentive awards are intended to motivate and reward executives for achieving annual corporate and individual goals in key areas of financial and operational performance.

In February 2025, the C&LD Committee established the metrics for the short-term incentive plan for 2025 to ensure alignment with the Company’s business objectives and compensation philosophy while also taking into consideration a review of peer group data confirmed by its independent compensation consultant. Under the 2025 program, the performance metrics for employees at the level of vice president and above, including our NEOs, were unchanged from 2024, with the exception that (i) the FCF metric was removed and included as a performance metric for the long-term incentive program, and (ii) the weighting of the Adjusted EBITDA metric was increased to 80%.

Under the plan established for 2025, our NEOs had the opportunity to earn a cash payment based on Company financial performance measured over the period from January 1, 2025 to December 31, 2025. The Company performance metrics for 2025 were based on the following metrics:

Performance Metrics(1)	Weighting	Definition
Adjusted EBITDA(2)	80%	Adjusted earnings before interest, taxes, depreciation and amortization
Leadership Team Strategic Objectives(3)	20%	Goals relating to business strategies, operational excellence, risk management and corporate social responsibility factors including environmental, social and governance priorities
(1) Adjusted EBITDA is a non-GAAP measure; See Appendix A for non-GAAP reconciliations.
(2) Encourages focus on profitability and core operational performance by removing non-recurring items.
(3) Encourages individuals to focus on their contributions to carrying out business strategy through operational excellence.

For performance achievement at the target level (100% of the specified performance metric), each NEO would earn her or his target award opportunity, which is expressed as a specified percentage of her or his base salary. The target award opportunities for our NEOs for 2025 were: Ms. Kane, 100%; Mr. Gramm; 40%; Mr. Manjeshwar, 70%; Mr. Kintiroglou, 70%; and Ms. Slieter, 70%. These were unchanged from 2024.

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For performance achievement below the threshold level, no payment is earned. For performance achievement at threshold levels, each NEO would earn the following threshold percentage of her or his target award opportunity: Adjusted EBITDA at 50%; and Strategic Objectives at 50%. For performance achievement at or above the maximum level, each NEO would earn a maximum amount of 200% of her or his target award opportunity. For performance achievement between threshold, target and maximum amounts, payout of awards will be interpolated. If actual performance falls below threshold for both performance metrics, no incentive awards will be paid. The performance metrics defined for our 2025 short-term incentive plan were:

Performance Metrics(1)	Threshold	Target	Maximum
Adjusted EBITDA	$138 million	$179 million	$220 million
Leadership Team Strategic Objectives	50% achievement	100% achievement	200% achievement
(1) Adjusted EBITDA is a non-GAAP measure; See Appendix A for non-GAAP reconciliations.

Each NEO’s short-term incentive award was determined based on the following factors: base salary, target award opportunity and applicable performance metric percentage achievement.

Based on results for 2025, our performance exceeded threshold levels for Adjusted EBITDA and Leadership Team Strategic Objectives, resulting in achievement at 77% of the target award opportunity.

Performance Metrics(1)	Weighting	Results	STI Achievement %
Adjusted EBITDA	80%	$157 million	73%
Leadership Team Strategic Objectives	20%	95% achievement	95%
			77%
(1) Adjusted EBITDA is a non-GAAP measure; See Appendix A for non-GAAP reconciliations.

Our performance for 2025 versus performance targets was impacted by our operational results as well as industry dynamics in our key commercial markets.

Industry Pricing and Spreads

Sources: Tecnon Orbichem, Wood Mackenzie, Green Markets, A Bloomberg Company, and Chemical Market Analytics

In 2025, AdvanSix achieved operational and commercial successes as well as advanced key growth programs while navigating dynamic industry conditions. We generated these results while successfully executing our planned plant turnarounds, delivering record annual production across both of our key ammonia and sulfuric acid unit operations, investing in key growth and enterprise initiatives, claiming additional 45Q carbon capture tax credits, receiving final settlement proceeds related to the 2019 PES supplier shutdown claim, preserving our competitive dividend and maintaining conservative debt leverage levels.

In assessing performance with respect to the Leadership Team Strategic Objectives for 2025, the C&LD Committee determined achievement at 95% in recognition of significant progress made by the leadership team to progress core strategic actions in support of long-term sustainable earnings growth and through cycle profitability, while advancing key business transformation enablers and continued maturity of environmental, social and governance principles.

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As a result, the achievement level was based on the Committee's assessment of key results against each strategic objective for 2025:
•Growth and execution for each of our nylon solutions, chemical intermediates, and plant nutrients business plans and comprehensive assessment of strategic priorities as well as organic and inorganic growth opportunities, including:
◦Advancing Nylon business cost improvements and increased production reliability, while improving quality of earnings through focused target selling in fiber and filaments, packaging and wire & cable;
◦Execution of Core Intermediates business planning with a focus on continued acetone mix optimization while increasing reliability and efficiency of our Frankford site, progressing U.S. Amines' product offerings, and advancing the most promising future differentiated portfolio opportunities; and
◦Advanced Plant Nutrients' strategic growth opportunities by progressing Sustainable U.S. Sulfate to Accelerate Increased Nutrition (SUSTAIN) program, alongside ammonium sulfate specialty growth offerings.
•Support of long-term value creation through key business transformation enablers, including:
◦Focus on targeted leadership development programs aimed at bolstering leadership capabilities at all levels including through the AdvanSix Manager Program and leadership coaching sessions, as well as key organizational structure design enhancements to upskill talent and enable scalability of the enterprise;
◦Refinement of business process management systems across the enterprise including maturity of site operations to ensure asset performance and optimization, cost and process efficiency, working capital optimization, hiring efficiency and risk assurance;
◦Leverage digital transformation in service of simplified business processes, including go-live and effective implementation of our new enterprise resource planning system as well as HS&E and HR system improvements; and
◦Drive activation of brand strategy, including increased community engagement and government relations advocacy.
•Advanced maturity of ESG enterprise-wide initiatives, including:
◦Sustained outstanding corporate social responsibility ratings as reflected in the EcoVadis 2025 Gold Rating, ranking AdvanSix in the top 3% of all companies assessed, as further discussed under "Corporate Social Responsibility and Sustainability";
◦Progressed Hopewell air permitting with renewal of new source review permit and continued execution of Hopewell water program consistent with compliance roadmap;
◦Continued to progress HS&E priority actions during 2025, including:
•Achievement of milestones associated with HS&E strategic plan and milestone achievement of Hazard Recognition Plus implementation roadmap.
•Advanced safety culture initiatives including continued traction and engagement with monthly CARE awards recognizing Stop Work, as well as our Living Safety Leadership Award which recognized a team based in Chesterfield for a fire improvement initiative that embodied our Living Safety values.
▪Consistent with the approach of prioritizing and mitigating our highest-level risks, our overall injury severity was reduced by 20% year over year and reduced by 40% for 2024-2025 compared to the 2022-2023 baseline, as measured by the DART metric (i.e., Days Away, Restricted or Transferred).
▪Our Process Safety Program has achieved a substantial reduction in event severity through targeted enhancements in Mechanical Integrity, with a reduction in our combined PSE severity for 2024 and 2025 by approximately 75% compared to the 2022–2023 baseline.
◦Driving progress on various engagement and inclusion initiatives, as discussed under "Engagement and Inclusion;"
◦Successful ratification of Frankford collective bargaining agreement; and
◦Advanced maturity of cybersecurity program enterprise-wide consistent with the NIST CyberSecurity Framework and completion of our zero trust roadmap.

Based on final results of Company performance metrics, as described above, and a review of each NEO's individual performance for 2025, which was generally concluded to be strong and in-line with expectations, the C&LD Committee approved payouts under our 2025 short-term incentive plan as follows:

	Performance Achievement	x	Target Award Opportunity	=	Actual 2025 Short-Term Incentive Plan Award
Erin N. Kane	77%		$1,020,000		$785,400
Christopher Gramm**	77%		$250,000		$192,500
Siddharth Manjeshwar*	—%		$—		$—
Achilles B. Kintiroglou	77%		$336,000		$258,720
Kelly Slieter	77%		$301,000		$231,770
*Effective as of July 9, 2025, Mr. Manjeshwar's employment was terminated and as a result no 2025 STI payment was made.
**Mr. Gramm's STI was prorated to reflect his base salary rates in effect prior to and after his appointment as Interim Chief Financial Officer.

Payments under the 2025 short-term incentive compensation program were made in the first quarter of 2026 following approval of performance results by the C&LD Committee.

In February 2026, upon the recommendation of its independent compensation consultant, the C&LD Committee approved the 2026 short-term incentive compensation program which remained consistent with the 2025 program. The target award opportunities for our NEOs for 2026 were unchanged.

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Long-Term Incentive Compensation

2025 Long-Term Incentive Awards

In February 2025, the C&LD Committee established our long-term incentive award program for 2025 to ensure alignment with the Company’s business objectives and compensation philosophy, while also taking into consideration a review of market practice confirmed by its independent compensation consultant. Our 2025 long-term incentive compensation program remained generally consistent with our 2024 program with the exception that (i) a cumulative FCF performance metric was added in addition to the existing EPS and ROI performance metrics, each of which is weighted equally at 33.3%, and (ii) the rTSR modifier was increased from plus/minus 10% to 20%, based on the same parameters in our 2024 program, as described below.

The C&LD Committee determined to award long-term incentive awards in the form of:

	Terms	Weighting for NEOs
Performance Stock Units (PSUs)	3-year performance period	50%
Restricted Stock Units (RSUs)	Service-based vesting; ratable vesting over 3 years	50%

The C&LD Committee believes strongly in using long-term incentive compensation to reinforce key Company objectives such as promoting the achievement of long-term performance goals, focusing on the significance of stockholder return, encouraging executive retention, and promoting executive stock ownership. In determining the overall opportunity and mix of long-term incentive awards, the C&LD Committee considers various factors, including competitive market positioning against comparable peer group executives, peer group long-term incentive award practices, potential economic value realized, and timing of vesting and related matters.

The NEOs’ total target award values for their 2025 long-term incentive awards were as follows:

Name	2025 LTI Award	2024 LTI Award	% Change
Erin N. Kane	$3,600,000	$3,500,000	3%
Christopher Gramm(1)	$471,000	$295,000	60%
Siddharth Manjeshwar(2)	$800,000	$800,000	—%
Achilles B. Kintiroglou	$880,000	$878,000	—%
Kelly Slieter	$670,000	$630,000	6%
(1) Mr. Gramm's award includes a retention award ($250,000) issued when he was appointed as Vice President, Corporate Finance and Strategic Financial Planning and Analysis in February 2025.
(2) Mr. Manjeshwar forfeited all of his LTI awards upon his termination on July 9, 2025.

Increases to the LTI awards for Ms. Kane and Ms. Slieter were determined to be appropriate to remain market competitive, support retention, promote compensation tied to long-term objectives and stock price performance, and in recognition of their individual efforts towards advancing our short- and long-term strategy.

Performance Stock Units. In February 2025, the C&LD Committee approved cumulative EPS, average three-year ROI and cumulative FCF, weighted 33.3% each, as the performance metrics for our 2025 PSU awards plus a modifier component based on rTSR. In choosing the relevant performance metrics for our PSU grants, the C&LD Committee considered: (i) with respect to cumulative EPS, this measure’s direct relationship to valuation and that EPS is a key driver of stockholder return; (ii) with respect to average three-year ROI, this measure's alignment with stockholder interests because AdvanSix is capital intensive and ROI has a high correlation to stockholder return; and (iii) with respect to cumulative FCF, this measure's alignment with stockholder interests supporting financial health, operational efficiency and available cash for discretionary expenditures.

The C&LD Committee established the relevant metrics based on internal operating targets, industry growth cycles and expectations, as well as peer group data for compensation benchmarking. We do not disclose the specific, forward-looking EPS, ROI or FCF goals established for the PSU awards granted in 2025 because these goals relate to executive compensation to be earned and/or paid in future years and we believe that disclosure of such goals while the applicable performance period is ongoing would cause us competitive harm. However, we expect to disclose such goals in future proxy statements once the applicable performance period has ended as part of our discussion and analysis about the amounts earned by the NEOs under these awards. In setting the applicable target levels, the C&LD Committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years. We believe that the threshold goals have been established at levels that are challenging to attain and will promote execution of business strategies and drive stockholder value, and that the target goals will require considerable and increasing collective effort on the part of our employees, including our NEOs, to achieve. See the "Grants of Plan-Based Awards" table in this proxy statement for additional information regarding the PSU grants made to our NEOs in 2025.

For performance achievement at the threshold, target and maximum levels, each NEO would earn 25%, 100% or 200% of her or his target award, respectively. For performance achievement between threshold, target and maximum amounts, the number of shares earned will be interpolated. If actual performance falls below threshold for both performance metrics, no shares are earned.

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In addition, the program includes an rTSR modifier. Under the rTSR modifier, the number of shares earned based on our EPS, ROI and FCF performance will be: (i) increased by 20% if our TSR performance is above the 75th percentile relative to the S&P Small Cap 600 Materials Index, or (ii) decreased by 20% if our TSR performance is below the 25th percentile relative to the S&P Small Cap 600 Materials Index. The rTSR modifier has no impact for performance between the 26th and 74th percentiles relative to the selected comparator index.

Restricted Stock Units. An RSU represents the right to receive one share of our Common Stock on set vesting dates subject to continued employment through such vesting dates. RSUs provide incentive to drive share price appreciation while encouraging retention.

In February 2026, upon the recommendation of its independent compensation consultant, the C&LD Committee approved a long-term incentive program that remained consistent with the 2025 program with the exception that the comparator group for the rTSR modifier would be changed from the S&P Small Cap 600 Materials Index to the Company's proxy peer group given the stronger rTSR correlation based on historical analysis.

2023 PSU Awards - Performance Achievement and Vesting

In February 2026, the Committee approved payout of our PSU awards granted in February 2023. Actual performance achievement with respect to each of the performance metrics is set forth below:

Measure	2023	2024	2025	Cumulative EPS / Average ROI
EPS	$2.14	$1.96	$2.28	$6.38
ROI	7.4%	6.7%	6.9%	7.0%
This performance resulted in payout percentages as follows:

Measure	Weighting	Threshold	Target	Maximum	Performance Achievement	Payout %
EPS	50%	$16.38	$19.03	$21.74	$6.38	—%
ROI	50%	17.0%	19.7%	25.5%	7.0%	—%
Total Payout %:						—%

Both metrics did not achieve threshold performance during the performance period based on the targets set in early 2023. This outcome reflects the impact of prevailing economic conditions and dynamic market conditions for our business lines. AdvanSix operates in a cyclical business environment, which has resulted in challenges with setting forward-looking three-year targets for performance metrics, which are particularly difficult to predict under fluctuating market conditions. Our NEOs did not earn any shares upon vesting of the 2023 PSU awards.

Other AdvanSix Compensation & Benefit Programs

In addition to the annual and long-term compensation programs described above, we provide our executive officers with the benefits, retirement plans and limited perquisites summarized below.

Severance Benefits

In November 2017, our C&LD Committee adopted the AdvanSix Inc. Executive Severance Pay Plan (“Severance Plan”) for executive officers. The purpose of the Severance Plan is to provide financial protection upon loss of employment at market competitive rates. The severance terms for the NEOs were established in connection with peer group market practices and data provided by the compensation consultant. We believe these arrangements are necessary to attract and retain our executives and ensure continuity of management.

The Severance Plan provides participants with certain severance benefits in the event of a covered termination, which includes: (i) an involuntary termination of employment by the Company, subject to certain exceptions enumerated in the Severance Plan; and (ii) voluntary termination of employment by a participant for Good Reason, as defined in the Severance Plan.

In the event of a covered termination occurring outside of the Change in Control Period, which is the twenty-four month period following the occurrence of a Change in Control, as defined in the Severance Plan, each participant would be entitled to receive a lump sum cash payment in an amount equal to:

•For our CEO: 2x the sum of her base salary plus prior year’s target bonus.

•For each other participant: 1x the sum of her or his base salary plus prior year’s target bonus.

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In the event of a covered termination occurring during the Change in Control Period, each participant would be entitled to receive:

•For our CEO: (i) a lump-sum cash payment in an amount equal to 3x the sum of her base salary plus target bonus; and (ii) in the event that she is eligible to elect insurance continuation coverage under COBRA, a lump-sum cash payment in an amount equal to the estimated aggregate cost that the Company would have incurred, less expected participant contributions, to subsidize continuation of her COBRA coverage for 36 months.

•For each other participant: (i) a lump-sum cash payment in an amount equal to 2x the sum of her or his base salary plus target bonus; and (ii) in the event that he or she is eligible to elect insurance continuation coverage under COBRA, a lump-sum cash payment in an amount equal to the estimated aggregate cost that the Company would have incurred, less expected participant contributions, to subsidize continuation of her or his COBRA coverage for 24 months.

A participant’s right to receive benefits under the Severance Plan is conditioned on, among other things, the participant timely executing and not revoking an effective release of claims against the Company, its officers, directors and employees and the participant’s agreement to abide by certain restrictive covenants, in the C&LD Committee’s discretion. The Severance Plan also reserves the right of the C&LD Committee to cancel benefits under the Severance Plan in the event a participant engages in any activity that is considered detrimental to the Company’s interests.

Each participant is solely responsible for any tax liabilities incurred by him or her in connection with the Severance Plan. In the event that a participant would be subject to the excise tax imposed by Section 4999 of the Code, the Severance Plan includes a “net best” provision whereby a participant would be entitled to the greater after-tax benefit of either: (i) her or his full severance benefits, for which the participant is responsible for the payment of any applicable Section 4999 excise tax; or (ii) her or his severance benefits reduced to the maximum amount that would result in no Section 4999 excise tax for the participant.

The C&LD Committee may amend or terminate the Severance Plan at any time in accordance with its terms, provided that during the Change in Control Period and during a specified period prior to a Change in Control, the Severance Plan may not be amended or terminated in any manner adverse to the interests of the participants.

The compensation that could be received by our NEOs in connection with various termination scenarios occurring on December 31, 2025 is set forth below in the section entitled “Potential Payments Upon Termination or Change in Control.” Information regarding the cash severance payments to which Mr. Manjeshwar became entitled to in connection with his July 2025 termination of employment is set forth below in the Summary Compensation Table.

Retirement Plans and Nonqualified Deferred Compensation Plan

In connection with the spin-off, we were required to adopt a qualified defined benefit retirement plan with terms materially consistent with the terms of Honeywell’s Retirement Earnings Plan (“Honeywell REP”). In October 2016, our Board adopted the AdvanSix Inc. Retirement Earnings Plan (“ASIX REP”). The only participants in the ASIX REP are those Company employees who were active participants in the Honeywell REP. Of our NEOs, only Ms. Kane and Mr. Gramm participate in the ASIX REP. Participants earn a benefit under a formula substantially identical to the formula which applied to participants under the Honeywell REP, except that any benefit earned under the ASIX REP will be reduced by the value of benefits accrued through the spin-off date under the Honeywell REP, which remain the responsibility of Honeywell. The material terms of the ASIX REP are explained below under “Pension Benefits - Fiscal Year 2025.”

We have also adopted a broad-based defined contribution plan, or 401(k) plan. The AdvanSix Inc. Savings Plan (“Savings Plan”) allows eligible employees to contribute a portion of their cash compensation to save for their future retirement needs. The Company matches 50-75% of the first 8% of contribution elections for employees covered by a collective bargaining agreement, with the match amount dependent on the specific terms of the applicable collective bargaining agreement. The Company matches 75% of the first 8% of the employee's contributions for all other employees. The Company may also provide an additional discretionary retirement savings contribution which is at the sole discretion of the Company. Matching contributions vest after three years of service.

The Company has also adopted the AdvanSix Inc. Deferred Compensation Plan (the "DCP"), effective January 1, 2018. The DCP is a non-qualified deferred compensation plan under which designated eligible executives, including our NEOs, and directors of the Company may elect to defer annual base salary, bonuses or director’s fees, as applicable. The DCP also permits the Company to make contributions to the accounts of employee participants. Under the DCP, employee participants may elect to defer up to a maximum of 75% of base salary and 90% of bonuses. Participants designate the funds in which their account balances will be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to their accounts. The rate of return earned on a participant’s account balance is based on the actual performance of the funds in which he or she is deemed invested. All amounts credited under the DCP, with the exception of any contributions which may be made by the Company, are immediately vested. The material terms of the DCP are explained below under “Nonqualified Deferred Compensation - Fiscal Year 2025.”

Benefits and Perquisites

Our NEOs are eligible to participate in Company-wide benefits such as life, medical, dental, accidental death and disability insurance that are competitive with other similarly-sized companies. Our NEOs participate in these programs on the same basis as the rest of

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AdvanSix’s salaried employees. We offer an annual executive health exam to each of our executive officers, including our NEOs. We also maintain excess liability coverage for certain senior management roles, including our NEOs, as well as a relocation program providing for reimbursement of certain relocation expenses.

Stock Ownership Guidelines

The C&LD Committee believes that our executives will more effectively pursue our stockholders’ long-term interests if they hold substantial amounts of our stock. Accordingly, our C&LD Committee has adopted minimum stock ownership guidelines for all executive officers.

Under these guidelines, our executive officers must hold shares of our Common Stock equal in value to the following multiples of their current base salary:

CEO	5x base salary
CFO	3x base salary
Other executive officers	1x base salary

Shares used in determining whether these guidelines are met include shares held personally or beneficially owned and RSUs subject to service-based vesting conditions. Unvested PSUs and stock options, whether vested or unvested, do not count towards an executive’s ownership. As of April 1, 2025, all of our executive officers satisfied their stock ownership guidelines. Executives have five years from the date they become subject to the guidelines to meet the ownership requirement. Until an executive has met the applicable ownership requirement, he or she is required to hold 100% of the shares (net of taxes) received upon the vesting of RSUs and PSUs and upon the exercise of stock options.
Clawback Policy

In September 2023, the Company adopted a policy that requires AdvanSix to recover from its Covered Executives (which includes our NEOs) certain excess incentive compensation that would not have been earned based on specified accounting restatements (the “Clawback Policy”). The Clawback Policy covers any compensation that is granted, earned or vested based wholly or in part upon the attainment of certain financial reporting measures and received by a Covered Executive during the last three completed fiscal years immediately preceding the relevant accounting restatement date. The Clawback Policy is consistent with the requirements of the SEC’s final compensation clawback rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and NYSE listing standards.

In addition, award agreements under our 2016 Stock Incentive Plan provide that the award made thereunder shall be canceled or repaid in the event it is determined that a participant violated a non-competition, non-solicitation or non-disclosure covenant or agreement or engaged in other enumerated conduct.

Insider Trading Policy

We have adopted the AdvanSix Inc. Policy Regarding Insider Trading and Other Transactions in AdvanSix Securities (the “Insider Trading Policy”) which governs the purchase, sale, and/or other dispositions of Company securities by directors, officers and employees of the Company, certain of their family members, and certain entities that such individuals influence or control, that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the NYSE listing standards applicable to us. Among other restrictions, the Insider Trading Policy prohibits these individuals and entities from trading in Company securities while in possession of material nonpublic information and during certain designated blackout periods. Additionally, for certain individuals, certain of their family members and certain entities they influence or control, the Insider Trading Policy requires that proposed transactions in Company securities be pre-approved by our General Counsel or his designees.

In addition, it is the policy of the Company to comply with applicable U.S. securities laws, including laws, rules and regulations related to trading in our securities.

The foregoing summary of the Insider Trading Policy does not purport to be complete and is qualified by reference to the full text of the policy, a copy of which has been filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.

Hedging and Pledging

All employees and directors are prohibited from pledging AdvanSix securities or using AdvanSix securities to support margin debt.

Hedging by employees and directors is prohibited. For this purpose, hedging means purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to offset any decrease in the market value of AdvanSix stock held, directly or indirectly by them, whether the stock was acquired pursuant to a compensation arrangement or otherwise.

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Employees and directors are prohibited from engaging in short sales of AdvanSix securities. Selling or purchasing puts or calls or otherwise trading in or writing options on AdvanSix securities by employees and directors is also prohibited.

Risk Oversight Considerations

AdvanSix subscribes to a “pay-for-performance” philosophy. As such:

•A substantial portion of our NEOs’ target compensation is “at risk” with the value of one or more elements of compensation tied to the achievement of financial and other measures the Company considers important drivers of stockholder value.
•Long-term incentive compensation for our NEOs makes up a larger percentage of an employee’s target total direct compensation than short-term incentive compensation. By tying a significant portion of total direct compensation to long-term incentives over a three-year period, we promote longer-term perspectives regarding Company performance and align the interests of employees with those of stockholders.
•The maximum payout for the short-term and long-term incentive compensation is generally capped at 200% of target for 2025. The C&LD Committee also has discretionary authority to reduce short-term incentive payments, including to zero.
•We use multiple performance metrics to avoid having compensation opportunities overly weighted toward the performance result of a single metric. In general, our incentive programs are based on a mix of financial, operational, and strategic goals.
•Base salaries are positioned to be consistent with executives’ responsibilities so as not to motivate excessive risk-taking to achieve financial security.
•Our executive officers and directors are subject to stock ownership guidelines which help to promote longer term perspectives and align the interests of our executive officers and directors with those of our stockholders.
•Our C&LD Committee does not generally exercise discretion to accelerate equity vesting absent special circumstances.
•We prohibit our executives and directors from hedging or pledging AdvanSix securities.
Our C&LD Committee reviews the risks and rewards associated with our employee compensation programs. The programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the short-term and the long-term. Management and the C&LD Committee do not believe any of our compensation policies or practices create risks that are reasonably likely to have a material adverse impact on the Company.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code restricts deductibility for federal income tax purposes of annual individual compensation paid to NEOs and former NEOs in excess of $1 million. The C&LD Committee reserves its discretion to approve nondeductible compensation where necessary to achieve our overall compensation objectives and to ensure that the Company makes appropriate payments to its executive officers.

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COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT

The C&LD Committee reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this proxy statement and the Form 10-K for the fiscal year ended December 31, 2025.

The Compensation and Leadership Development Committee

Sharon S. Spurlin, Chair
Dana O'Brien
Daryl Roberts
Patrick S. Williams

2025 SUMMARY COMPENSATION TABLE

The following tables provide information concerning compensation paid to our NEOs for fiscal year 2025.

Named Executive Officer and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total Compensation ($)
Erin N. Kane, President and Chief Executive Officer	2025	$1,019,700	$3,747,900	$—	$785,400	$18,904	$75,534	$5,647,438
	2024	$1,019,700	$3,540,936	$—	$938,124	$22,098	$69,177	$5,590,035
	2023	$1,012,846	$2,457,416	$799,984	$326,304	$53,931	$68,015	$4,718,496
Christopher Gramm, Interim Chief Financial Officer	2025	$418,419	$480,107	$—	$192,500	$16,519	$27,957	$1,135,503
	2024	$319,201	$298,446	$—	$118,261	$21,730	$22,147	$779,785
	2023	$312,001	$226,542	$73,748	$39,936	$41,836	$31,964	$726,027
Siddharth Manjeshwar, Former Senior Vice President and Chief Financial Officer	2025	$288,750	$832,869	$—	$—	$—	$604,546	$1,726,165
	2024	$119,135	$799,984	$—	$84,525	$—	$11,000	$1,014,643
Achilles B. Kintiroglou, Senior Vice President, General Counsel, Corporate Secretary	2025	$480,000	$916,160	$—	$258,720	$—	$37,152	$1,692,032
	2024	$474,231	$888,279	$—	$309,120	$—	$25,245	$1,696,874
	2023	$449,231	$518,306	$168,746	$87,360	$—	$28,282	$1,251,925
Kelly Slieter, Senior Vice President, Chief Human Resources Officer	2025	$430,000	$697,548	$—	$231,770	$—	$34,152	$1,393,470
	2024	$423,077	$637,360	$—	$276,920	$—	$33,379	$1,370,736
	2023	$391,923	$372,382	$121,247	$76,800	$—	$36,760	$999,112

(1)Amounts in this column reflect base salary paid to our NEOs in 2025, 2024 and 2023. Mr. Manjeshwar joined the Company effective October 1, 2024 and was not an NEO in 2023. Effective as of July 9, 2025, Mr. Manjeshwar's employment was terminated.
(2)Amounts in this column for 2025 reflect the RSU awards and the PSU awards granted to our NEOs under our 2025 long-term incentive award program. The aggregate grant date fair value of RSUs and PSUs was computed in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs granted to our NEOs in February 2025 under our long-term incentive program was $27.75 per share, calculated using the high and low sales price of a share of our stock on the grant date. The grant date fair value of each PSU, taking into account the estimated probable outcome of the performance conditions, including using a Monte Carlo simulation model with reference to the grant date for the market-based condition (rTSR modifier) and using the closing price of a share of our stock on the grant date, was $30.03. A discussion of assumptions used in the valuation of RSU and PSU awards made in fiscal year 2025 may be found in Note 14 to the Notes to the Financial Statements in our 2025 Form 10-K.
The grant date fair value of RSU awards granted in 2025 is as follows: Ms. Kane, $1,800,004; Mr. Manjeshwar, $400,016; Mr. Kintiroglou, $440,004; Ms. Slieter, $335,026; and Mr. Gramm $360,528.
The grant date fair value of PSU awards granted in 2025 is reflected in the table at target as follows: Ms. Kane, $1,947,896; Mr. Manjeshwar $432,852; Mr. Kintiroglou, $476,156; Ms. Slieter, $362,522; and Mr. Gramm, $119,579. The grant date fair value of the 2025 PSU awards assuming maximum performance achievement is as follows: Ms. Kane, $3,895,792; Mr. Manjeshwar, $865,705; Mr. Kintiroglou, $952,311; Ms. Slieter, $725,044; and Mr. Gramm, $239,159. Mr. Manjeshwar forfeited his 2025 RSU and PSU awards upon his July 9, 2025 termination of employment.
(3)Amounts in this column reflect stock options granted to our named executive officers under our long-term incentive award program. Amounts reflect the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718, using the Black-Scholes option-pricing model at the time of grant. A discussion of the assumptions used in the valuation of option awards may be found in Note 14 to the Notes to the Financial Statements in our 2025 Form 10-K.
(4)Amounts in this column for 2025 reflect payouts under our 2025 short-term incentive program paid in March 2026. See above in the Compensation Discussion and Analysis under “Details on Program Elements and Related 2025 Compensation Decisions-Short-Term Incentive Awards” for additional information.

35	Proxy and Notice of Annual Meeting of Stockholders	2026

(5)This column is required to present the aggregate change in the present value of the accumulated benefit under the ASIX REP from December 31, 2024 to December 31, 2025 of each of our NEOs who participates in the ASIX REP, namely Ms. Kane and Mr. Gramm (see the "Pension Benefits—Fiscal Year 2025" table of this proxy statement for additional information). The overall benefit as of December 31, 2025 is higher than the Honeywell qualified plan offset expressed as an annuity which is fixed at 2016 levels.
(6)For 2025, All Other Compensation consists of the following items:

Item	Ms. Kane	Mr. Gramm	Mr. Manjeshwar	Mr. Kintiroglou	Ms. Slieter
Matching Contributions 401K	$17,625	$18,723	$10,071	$17,088	$19,210
Excess Liability Insurance	$2,852	$2,852	$2,852	$2,852	$2,852
Matching Contributions DCP	$43,557	$6,382	$—	$11,712	$6,590
Executive Health Exam	$11,500	$—	$—	$5,500	$5,500
Severance Payment	$—	$—	$591,623	$—	$—
Total	$75,534	$27,957	$604,546	$37,152	$34,152

GRANTS OF PLAN-BASED AWARDS—FISCAL YEAR 2025

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards ($)
Named Executive Officer	Award	Grant	Date of	Threshold	Target	Maximum	Threshold	Target	Maximum
	Type (1)	Date	Action (2)	($)	($)	($)	(#)	(#)	(#)	(#)
Erin N. Kane	STI	2/28/2025	2/28/2025	305,910	1,019,700	2,039,400	—	—	—	—	$—
	PSU	2/28/2025	2/28/2025	—	—	—	16,216	64,865	129,730	—	$1,947,896
	RSU	2/28/2025	2/28/2025	—	—	—	—	—	—	64,865	$1,800,004
Christopher Gramm	STI	2/28/2025	2/28/2025	38,563	208,000	416,000	—	—	—	—	$—
	PSU	2/28/2025	2/28/2025	—	—	—	996	3,982	7,964	—	$119,579
	RSU	2/28/2025	2/28/2025	—	—	—	—	—	—	3,982	$110,501
	RSU	2/28/2025	2/28/2025							9,010	$250,028
Siddharth Manjeshwar	STI	2/28/2025	2/28/2025	110,250	367,500	735,000	—	—	—	—	$—
	PSU	2/28/2025	2/28/2025	—	—	—	3,604	14,414	28,828	—	$432,852
	RSU	2/28/2025	2/28/2025	—	—	—	—	—	—	14,415	$400,016
Achilles Kintiroglou	STI	2/28/2025	2/28/2025	100,800	336,000	672,000	—	—	—	—	$—
	PSU	2/28/2025	2/28/2025	—	—	—	3,964	15,856	31,712	—	$476,156
	RSU	2/28/2025	2/28/2025	—	—	—	—	—	—	15,856	$440,004
Kelly Slieter	STI	2/28/2025	2/28/2025	90,300	301,000	602,000	—	—	—	—	$—
	PSU	2/28/2025	2/28/2025	—	—	—	3,018	12,072	24,144	—	$362,522
	RSU	2/28/2025	2/28/2025	—	—	—	—	—	—	12,073	$335,026
(1)Award Type:
RSU = restricted stock unit subject to service-based vesting conditions
PSU = restricted stock unit subject to performance-based vesting conditions (grant date fair value presented at target)
STI = annual cash incentive award under our short-term incentive compensation program
(2)At a meeting held on February 28, 2025, the C&LD Committee took action to grant the 2025 long-term incentive awards effective on February 28, 2025.
(3)Represents our NEOs’ potential threshold, target and maximum award opportunities under our short-term cash incentive program for 2025 performance. The amount reported for threshold assumes achievement of threshold performance with respect to each of the metrics under the 2025 plan (Adjusted EBITDA, Free Cash Flow and Leadership Team Strategic Objectives). Amounts actually paid for 2025 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
(4)Represents the potential threshold, target and maximum number of shares that our NEOs may earn with respect to 2025 PSU grants under our 2025 long-term incentive program for the performance period commencing January 1, 2025 and ending December 31, 2027. The amount reported for threshold assumes achievement of threshold performance with respect to each of the applicable performance metrics (Cumulative EPS and Average ROI). The number of shares earned pursuant to these awards, if any, will be determined and paid following completion of the three-year performance period based on our actual performance against the pre-established performance metrics. The number of shares earned may potentially be increased or decreased by 10% depending on our rTSR performance under the performance modifier component of these awards.

36	Proxy and Notice of Annual Meeting of Stockholders	2026

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END

	Option Awards						Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Erin N. Kane	2/28/2025	—	—	(2)	—	—	64,865	(3)	$1,122,165	64,865	(4)	$1,122,165
	2/28/2024	—	—	(2)	—	—	42,641	(3)	$737,689	63,962	(4)	$1,106,543
	2/28/2023	29,563	14,782	(2)	$41.20	2/28/2033	19,417	(3)	$335,914	—	(4)	$—
	2/28/2022	57,102	—	(2)	$39.15	2/28/2032	—		—	—		—
	2/24/2021	72,532	—	(2)	$29.21	2/24/2031	—		—	—		—
	2/26/2020	139,241	—	(2)	$14.29	2/26/2030	—		—	—		—
	2/27/2019	56,400	—	(2)	$33.34	2/27/2029	—		—	—		—
	3/2/2018	40,032	—	(2)	$41.97	3/2/2028	—		—	—		—
	3/8/2017	53,688	—	(2)	$26.66	3/8/2027	—		—	—		—
Christopher Gramm	2/28/2025	—	—	(2)	$0.00	—	3,982	(3)	$68,889	3,982	(4)	$68,889
	2/28/2025	—	—	(2)	$0.00	—	9,010	(3)	$155,873	—	(4)	$—
	2/28/2024	—	—	(2)	$0.00	—	3,594	(3)	$62,176	5,391	(4)	$93,264
	2/28/2023	2,725	1,363	(2)	$41.20	2/28/2033	1,790	(3)	$30,967	—	(4)	$—
	2/28/2022	5,264	—	(2)	$39.15	2/28/2032	—		—	—		—
	2/24/2021	7,133	—	(2)	$29.21	2/24/2031	—		—	—		—
	2/26/2020	—	—	(2)	$14.29	2/26/2030	—		—	—		—
	2/27/2019	9,019	—	(2)	$33.34	2/27/2029	—		—	—		—
	3/2/2018	6,406	—	(2)	$41.97	3/2/2028	—		—	—		—
	3/8/2017	8,590	—	(2)	$26.66	3/8/2027	—		—	—		—
Siddharth Manjeshwar (5)	—	—	—		$—	—	—		$—	—		$—
Achilles B. Kintiroglou	2/28/2025	—	—	(2)	$0.00	—	15,856	(3)	$274,309	15,856	(4)	$274,309
	2/28/2024	—	—	(2)	$0.00	—	10,698	(3)	$185,075	16,045	(4)	$277,579
	2/28/2023	6,236	3,118	(2)	$41.20	2/28/2033	4,095	(3)	$70,844	—	(4)	$—
	2/28/2022	9,814	—	(2)	$39.15	2/28/2032
	2/24/2021	10,276	—	(2)	$29.21	2/24/2031
	2/26/2020	22,416	—	(2)	$14.29	2/26/2030
	2/27/2019	2,440	—	(2)	$33.34	2/27/2029
	3/2/2018	1,895	—	(2)	$41.97	3/2/2028
	3/8/2017	2,530	—	(2)	$26.66	3/8/2027
Kelly Slieter	2/28/2025	—	—	(2)	$0.00	—	12,073	(3)	$208,863	12,072	(4)	$208,846
	2/28/2024	—	—	(2)	$0.00	—	7,676	(3)	$132,795	11,513	(4)	$199,175
	2/28/2023	4,480	2,241	(2)	$41.20	2/28/2033	2,942	(3)	$50,897	—	(4)	$—
	2/28/2022	6,245	—	(2)	$39.15	2/28/2032
	2/24/2021	8,100	—	(2)	$29.21	2/24/2031
(1)Calculated using the closing market price of our Common Stock on December 31, 2025 ($17.30).
(2)Options scheduled to vest in three equal annual installments on the first three anniversaries of the grant date.
(3)RSUs scheduled to vest in three equal annual installments on the first three anniversaries of the grant date, except for the following: all RSUs granted on February 28, 2023 and the retention grant of 9,010 RSUs to Mr. Gramm on February 28, 2025.
(4)PSUs scheduled to vest following the conclusion of a three-year performance period based on actual performance achievement measured against the pre-established performance metrics. The performance period for the 2023 PSU awards ended on December 31, 2025 and for the 2024 and 2025 PSU awards will end on December 31, 2026 and December 31, 2027, respectively. In February 2026, the Committee determined that the 2023 PSU awards did not achieve threshold performance and resulted in no payout. For the 2024 and 2025 PSU awards, represents the target number of shares.
(5)Mr. Manjeshwar forfeited all of his LTI awards upon his termination on July 9, 2025.

37	Proxy and Notice of Annual Meeting of Stockholders	2026

EQUITY COMPENSATION PLAN INFORMATION TABLE
As of December 31, 2025, information about our equity compensation plans is as follows:

	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan category	(a)	(b)	(c)
Equity compensation plan approved by security holders	2,146,735	$29.25	1,278,499
Equity compensation plans not approved by security holders	—	—	—
Total	2,146,735	$29.25	1,278,499

(1)Equity compensation plan approved by stockholders in column (a) of the table includes the 2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates, as Amended and Restated. RSUs included in column (a) of the table represent the full number of RSUs awarded and outstanding whereas the number of shares of Common Stock to be issued to certain participants upon vesting will be lower than what is reflected on the table because shares are withheld to meet employee tax withholding requirements that arise upon vesting. PSUs included in column (a) of the table represent PSUs assuming achievement of target performance with respect to each of the applicable performance metrics. The number of shares earned pursuant to PSUs, if any, will be determined and paid following completion of the three-year performance period based on our actual performance against the pre-established performance metrics and the rTSR modifier and such number may be higher or lower than target depending on such performance. Additionally, actual shares of Common Stock to be issued to certain participants upon vesting of PSUs will be lower than earned because shares are withheld to meet employee tax withholding requirements that arise upon vesting.

(2)Column (b) relates to outstanding stock options and does not include any exercise price for RSUs or PSUs because they are settled for shares of Common Stock on a one-for-one basis without payment of any exercise price.

OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2025
The following table provides additional information about the value realized by our NEOs upon exercises of option awards and vesting of stock awards during the fiscal year ended December 31, 2025.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Erin N. Kane	—	$—	43,424	$1,204,799
Christopher Gramm	—	$—	3,832	$106,319
Siddharth Manjeshwar	—	$—	—	$—
Achilles B. Kintiroglou	—	$—	9,188	$254,921
Kelly Slieter	—	$—	6,291	$174,544

PENSION BENEFITS—FISCAL YEAR 2025
The following table provides summary information about the pension benefits that have been earned by our NEOs under the ASIX REP. The ASIX REP is a tax-qualified defined benefit pension plan in which a portion of AdvanSix U.S. employees participate and which, as a broad-based pension plan, is subject to tax requirements that impose dollar limitations on the benefits that can be provided.

Named Executive Officer	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($) (1)
Erin N. Kane	ASIX REP	23.1	$94,934
Christopher Gramm	ASIX REP	29.0	$80,085
(1) See Note 10 “Postretirement Benefit Obligations” to our consolidated financial statements in our 2025 Form 10-K for a discussion of our assumptions used in determining the present value of the accumulated pension benefits.

ASIX REP—Summary
The ASIX REP is a tax-qualified pension plan. Participation is limited to those employees who were active participants in the Honeywell REP and became AdvanSix employees as of the date of the spin. Ms. Kane and Mr. Gramm are our only NEOs who participate in the ASIX REP.

The ASIX REP complies with tax requirements applicable to broad-based ERISA pension plans, which impose dollar limits on the amount of benefits that can be provided as well as dollar limits on the amount of compensation which can be recognized. As a result, the pensions that can be paid under the ASIX REP for higher-paid employees represent a smaller fraction of current income than can be paid to less highly paid employees.

38	Proxy and Notice of Annual Meeting of Stockholders	2026

Participants in the ASIX REP earn a benefit under a formula substantially identical to the formula which applied to the participants under the Honeywell REP, except that any benefit earned under our Retirement Plan will be reduced by the value of benefits accrued through the spin-off date under the Honeywell REP, which remain the responsibility of Honeywell. The ASIX REP has multiple formulas within it which are used to determine participants’ plan benefits. The pension benefits of Ms. Kane and Mr. Gramm are determined under the following formula: 6% of final average compensation (annual average compensation for the five calendar years out of the previous ten calendar years that produces the highest average) multiplied by years of credited service (“RE formula”). The resulting amount represents the lump sum payable at termination. Compensation for purposes of the RE formula includes base pay, short-term incentive compensation, payroll-based rewards and recognition and lump sum incentives. The RE formula includes annual compensation in the year in which it was paid. The amount of compensation that may be used in calculating the RE formula is limited by tax rules. Participants in the RE formula vested after three years of service with Honeywell and participants continue to earn vesting service through employment at AdvanSix. Ms. Kane and Mr. Gramm are vested in the ASIX REP (RE formula) based on their prior Honeywell service. There is no early retirement subsidy. Payment of the balance in the ASIX REP (RE formula) is made at termination in either a lump sum or in monthly annuities depending on participant election.

NON-QUALIFIED DEFERRED COMPENSATION—FISCAL YEAR 2025

The AdvanSix Inc. Deferred Compensation Plan (“DCP”), adopted effective January 1, 2018, is a nonqualified deferred compensation plan under which designated eligible executive officers, including our named executive officers, and directors of the Company may elect to defer annual base salary, bonuses or director’s fees, as applicable.

Under the DCP, employee participants may elect to defer up to a maximum of 75% of base salary and 90% of bonuses. Participants designate the funds (in any combination of the funds offered as investment options under the DCP) in which their account balances will be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to their accounts. The DCP includes a Company stock unit fund which is only available to non-employee director participants.

The DCP also permits the Company to make contributions to the accounts of employee participants. For 2025, Company contributions represent makeup plan contributions under the DCP. These makeup contributions are calculated as follows: (i) the maximum Company contribution that would have been provided under our tax-qualified Savings Plan if the deferrals made under the DCP had been made under the Savings Plan (disregarding the compensation limit determined under the Code that applies under the Savings Plan), minus (ii) the amount of Company contributions actually credited to the employee participant under the Savings Plan for the applicable year and not thereafter forfeited.

The rate of return earned on a participant’s account balance is based on the actual performance of the funds in which he or she is deemed invested, and the participant may change her or his choice of funds at any time. All amounts credited under the DCP, with the exception of any contributions which may be made by the Company, are immediately vested. Upon a participant's death or a change in control, unvested amounts vest in full. Participants cannot sell, assign, hypothecate, alienate, encumber or in any way transfer or convey in advance of receipt any amounts held in their DCP accounts. Under the DCP, each participant’s account will be payable in lump sum or installments upon a scheduled distribution date or the participant’s separation from service or death in accordance with the participant’s elections, the terms of the DCP and subject to Section 409A of the Code. Participants may receive a distribution earlier than initially elected in the event of a financial hardship. Participants may also elect to receive distributions of their accounts in a lump sum upon a change in control. Distributions to employee participants will be made solely in cash.

The Board may amend or terminate the DCP at any time in accordance with the terms of the DCP. The deferred compensation obligations under the DCP are unsecured general obligations of the Company to pay the deferred compensation of participants in the DCP. The deferred compensation obligations under the DCP will rank equally with the Company’s other unsecured and unsubordinated indebtedness from time to time outstanding.

The following table reflects contributions under the DCP made by our NEOs and AdvanSix for the fiscal year ended December 31, 2025, earnings (the net of the gains and losses on funds, as applicable), distributions, and the ending balance as of December 31, 2025.

Named Executive Officer	Executive Contributions for 2025	Registrant Contributions for 2025 (1)	Aggregate Earnings/(Losses) in 2025	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/25 (2)
Erin N. Kane	$81,576	$43,557	$290,192	$(145,790)	$1,847,369
Christopher Gramm	$37,934	$6,382	$44,063	$—	$348,625
Siddharth Manjeshwar	$—	$—	$—	$—	$—
Achilles B. Kintiroglou	$14,400	$11,712	$1,532	$—	$15,932
Kelly Slieter	$25,800	$6,590	$16,746	$—	$164,851
(1)Amounts reflect Company matching contributions earned for 2025 and credited in 2026. Company matching contributions apply to salary deferrals.
(2)Salary and annual incentive compensation deferred under the DCP, as well as Registrant Contributions, are reported as compensation in the Summary Compensation Table for the respective year in which the salary or annual incentive compensation was paid or earned. The Aggregate Balance at 12/31/25 does not include the following registrant contributions earned in 2025 but paid in 2026, which are reported in the "Registrant Contributions for 2025" column: Ms. Kane, $43,557, Mr. Kintiroglou $11,712, Ms. Slieter, $6,590 and Mr. Gramm, $6,382.

39	Proxy and Notice of Annual Meeting of Stockholders	2026

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table summarizes estimated payments and benefits to which our NEOs would be entitled upon the hypothetical occurrence of various termination scenarios or a change in control. The information in the table below is based on the assumption, in each case, that the termination of employment occurred on December 31, 2025. Pension and non-qualified deferred compensation benefits, which are described elsewhere in this proxy statement, are not included in the table below in accordance with the applicable proxy statement disclosure requirements, even though they may become payable at the times specified in the table.

Payments and Benefits	Named Executive Officer	Termination by the Company Without Cause or by the NEO for Good Reason		Death		Disability		Change in Control—No Termination of Employment	Change in Control— Termination of Employment by Company, Without Cause, or by NEO for Good Reason within 24 months after Change in Control
Cash Severance (Base Salary + Bonus)	Erin N. Kane	$3,059,100	(1)	$—		$—		$—	$4,078,800	(1)
	Christopher Gramm	$728,000	(1)	$—		$—		$—	$1,248,000	(1)
	Achilles B. Kintiroglou	$816,000	(1)	$—		$—		$—	$1,296,000	(1)
	Kelly Slieter	$731,000	(1)	$—		$—		$—	$1,161,000	(1)
Short-Term Incentive Compensation (Year of Termination)	Erin N. Kane	$—		$785,400	(2)	$785,400	(2)	$—	$1,019,700	(2)
	Christopher Gramm	$—		$192,500	(2)	$192,500	(2)	$—	$208,000	(2)
	Achilles B. Kintiroglou	$—		$258,720	(2)	$258,720	(2)	$—	$336,000	(2)
	Kelly Slieter	$—		$231,770	(2)	$231,770	(2)	$—	$301,000	(2)
COBRA Payment	Erin N. Kane	$—		$—		$—		$—	$—	(3)
	Christopher Gramm	$—		$—		$—		$—	$44,207	(3)
	Achilles B. Kintiroglou	$—		$—		$—		$—	$44,207	(3)
	Kelly Slieter	$—		$—		$—		$—	$44,207	(3)
Outstanding Equity Awards	Erin N. Kane	$—		$3,563,241	(4)	$3,563,241	(4)	$—	$4,680,198	(4)
	Christopher Gramm	$—		$426,618	(4)	$426,618	(4)	$—	$503,632	(4)
	Achilles B. Kintiroglou	$—		$860,658	(4)	$860,658	(4)	$—	$1,136,056	(4)
	Kelly Slieter	$—		$633,722	(4)	$633,722	(4)	$—	$839,344	(4)
Benefits and Perquisites	Erin N. Kane	$—		$—		$—		$—	$—
	Christopher Gramm	$—		$—		$—		$—	$—
	Achilles B. Kintiroglou	$—		$—		$—		$—	$—
	Kelly Slieter	$—		$—		$—		$—	$—
All Other— Payments/Benefits	Erin N. Kane	$—		$—		$—		$—	$—
	Christopher Gramm	$—		$—		$—		$—	$—
	Achilles B. Kintiroglou	$—		$—		$—		$—	$—
	Kelly Slieter	$—		$—		$—		$—	$—
Total	Erin N. Kane	$3,059,100		$4,348,641		$4,348,641		$—	$9,778,698
	Christopher Gramm	$728,000		$619,118		$619,118		$—	$2,003,839
	Achilles B. Kintiroglou	$816,000		$1,119,378		$1,119,378		$—	$2,812,263
	Kelly Slieter	$731,000		$865,492		$865,492		$—	$2,345,551
(1)Amounts represent each NEO’s lump sum cash severance payment under the AdvanSix Inc. Executive Severance Pay Plan. See above under the Compensation Discussion and Analysis under “Other AdvanSix Compensation & Benefit Programs - Severance Benefits” for a description of the terms of the Executive Severance Pay Plan. Mr. Manjeshwar is not included in the table because his employment was terminated effective July 9, 2025. In connection with his departure, Mr. Manjeshwar was entitled to severance benefits consistent with those provided for under the terms of the Executive Severance Pay Plan for a covered termination, specifically a lump sum cash payment of $591,623 representing one times base salary plus prorated target bonus. This payment was contingent on execution of his employment separation agreement and execution and non-revocation of a release of claims against the Company.
(2)Under the terms of the AdvanSix Inc. Short-Term Incentive Plan, a participant must be employed on the payout date to receive her or his payout subject to certain exceptions. If a participant dies or becomes disabled during the annual performance period, he or she will receive a prorated award based on actual performance achievement. If a participant’s employment is involuntarily terminated other than for cause within 24 months after a change in control, he or she will receive a prorated target award.
(3)Amounts represent each NEO’s entitlement under the AdvanSix Inc. Executive Severance Pay Plan to a lump sum cash payment representing the estimated aggregate cost that the Company would have incurred, less expected participant contributions, to subsidize continuation of her or his COBRA coverage for the specified severance period.
(4)Amounts represent the value associated with accelerated vesting of the unvested AdvanSix PSU, RSU and stock option awards. The values are based on the closing market price per share of our Common Stock ($17.30) on December 31, 2025. Upon death or disability, unvested RSUs and stock options vest in full. Unvested PSUs vest on a prorated basis, with such proration based on the portion of the performance period during which the grantee was employed prior to termination due to death or disability, with the number of shares earned based upon actual performance achievement during the three-year performance period. Any earned PSUs are paid following the end of the performance period at the same time they are paid to grantees generally. The amount reported in these columns for PSUs reflects the actual number of shares earned under the 2023 PSU awards, 2/3 of the 2024 PSU awards at target and 1/3 of the 2025 PSU awards at target.
Upon a change in control, unvested PSUs, RSUs, and stock options remain outstanding and do not vest unless they are not assumed or substituted for by the acquirer as determined in accordance with the terms of our stock incentive plan. Upon a termination without cause or for good reason within 24 months after the occurrence of a change in control, unvested RSUs and stock options vest in full. Unvested PSUs vest at the greater of target or the actual number of shares earned based on performance achievement as determined by the C&LD Committee. For purposes of this table, the amount reported in this column for PSUs reflects the 2023 PSU awards at actual, and the 2024 and 2025 PSU awards at target.

40	Proxy and Notice of Annual Meeting of Stockholders	2026

2025 PAY RATIO DISCLOSURE
As required by the Dodd-Frank Act, we are providing the following information about the relationship of the annual total compensation of the individual identified as our median paid employee and the annual total compensation of our CEO.

We believe this pay ratio is calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

We identified the median employee for 2025 based on our population as of December 31, 2025. In 2025, this employee’s annual total compensation was $110,269 and the annual total compensation of our CEO was $5,647,438. Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee for 2025 was 51 to 1.

To identify the median employee, we used the following methodology:

•We determined that, as of December 31, 2025, our employee population, including our full-time, part-time, and temporary employees, consisted of 1,665 individuals (excluding the CEO), who were actively employed during the 2025 calendar year, with 1,664 of these individuals located in the U.S. and 1 individual located outside of the U.S. Under SEC rules which provide an exemption for a de minimis number of employees located outside of the U.S., we excluded one employee located in Brazil from the employee population, constituting all of our non-U.S. employees. For purposes of determining our pay ratio, our designated employee population included a total of 1,664 U.S. employees and no non-U.S. employees.
•To identify the median employee, we used actual cash compensation (base salary, incentive awards, and overtime) paid to each employee for the period from January 1, 2025 through December 31, 2025 as our consistently applied compensation measure. For employees who were hired or terminated in calendar year 2025 but did not work for the Company for the entire year, compensation was annualized for the full year. Compensation for part-time employees hired during the year was annualized but not converted into a full-time equivalent.

The median employee’s total compensation for 2025 was determined in accordance with Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation amount reported above. With respect to our CEO’s annual total compensation, we used the amount reported in the Total column in the Summary Compensation Table of this proxy statement.

PAY VERSUS PERFORMANCE
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Act, we provide the following disclosure regarding executive “compensation actually paid” (“CAP”) and certain Company performance for the fiscal years listed below. CAP is calculated pursuant to SEC rules, which require various adjustments be made to amounts that have been previously reported in the Summary Compensation Table in previous years; the dollar amounts do not reflect the actual amount of compensation earned or received by our CEO or other NEOs during the applicable year. Please refer to “Executive Compensation – Compensation Discussion and Analysis” for a complete description of how executive compensation relates to Company performance and how the C&LD Committee makes its decisions.

					Year-end value of $100 invested on 12/31/2020 in:
	Summary Compensation Table Total for Erin N. Kane(1)	Compensation Actually Paid to Erin N. Kane(2)	Average Summary Compensation Table Total for Non-CEO NEOs (1)	Average Compensation Actually Paid to Non-CEO NEOs (1),(2)	ASIX(3)	S&P SmallCap 600 Materials Sector(3)	Net Income (in Millions)	Adjusted EBITDA (in Millions)(4)
Year	$	$	$	$	$	$	$	$
2025	5,647,438	531,225	1,486,793	424,067	94.72	154.36	49.3	156.8
2024	5,590,035	6,726,685	1,305,760	1,262,194	150.97	134.78	44.1	142.1
2023	4,718,496	513,696	1,116,168	309,678	155.13	133.42	54.6	153.6
2022	5,319,589	1,391,954	1,156,388	(43,013)	193.23	111.2	171.9	308.5
2021	5,751,844	23,015,799	1,419,859	4,154,084	236.98	118.41	139.8	267

41	Proxy and Notice of Annual Meeting of Stockholders	2026

1) Erin N. Kane has served as our CEO since October 1, 2016. The information presented for Non-CEO NEOs reflects the average Summary Compensation Table total compensation and average CAP for the following executives by year:

2025: Siddharth Manjeshwar, Achilles B. Kintiroglou, Kelly Slieter, Christopher Gramm
2024: Siddharth Manjeshwar, Michael Preston, Achilles B. Kintiroglou, Kelly Slieter, Christopher Gramm
2023: Michael Preston, Achilles B. Kintiroglou, Kelly Slieter, Christopher Gramm
2022: Michael Preston, Achilles B. Kintiroglou, Kelly Slieter, Christopher Gramm, Willem Blindenbach
2021: Michael Preston, Achilles B. Kintiroglou, Kelly Slieter, Willem Blindenbach

2) Deductions from, and additions to, total compensation in the Summary Compensation Table in 2025 to calculate CAP include:

	2025
	Erin N. Kane	Average Non-CEO NEOs
	$	$
Total Compensation from Summary Compensation Table	5,647,438	1,486,793
Adjustments for Pension
Adjustment for Summary Compensation Table Pension	(18,904)	(4,130)
Amount added for current year service cost	771	2,165
Total Adjustments for Pension	(18,133)	(1,965)
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	(3,747,900)	(731,671)
Year-end fair value of unvested awards granted in the current year	2,136,109	302,920
Year-over-year difference of year-end fair values for unvested awards granted in prior years	(3,433,788)	(437,301)
Fair values at vest date for awards granted and vested in current year	—	—
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	(52,501)	(5,467)
Forfeitures during current year equal to prior year-end fair value	—	(189,242)
Dividends or dividend equivalents not otherwise included in total	—	—
Total Adjustments for Equity Awards	(5,098,080)	(1,060,761)
Compensation Actually Paid (as calculated)	531,225	424,067

3) TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. TSR is determined based on the value of an initial fixed investment of $100. The TSR peer group consists of the S&P SmallCap Materials Sector.

4) Adjusted earnings before interest, taxes, depreciation, and amortization; please see Appendix A for a reconciliation of Net Income to Adjusted EBITDA.

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Tabular List of Financial Performance Measures

In our assessment, the most important financial performance measures used to link CAP (as calculated in accordance with the SEC rules), to our NEOs in 2025 to our performance were:

•Adjusted EBITDA
•Diluted EPS
•Free Cash Flow
•ROI

Pay Versus Performance: Graphical Description

The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:

a.the Company’s cumulative TSR and the Peer Group’s cumulative TSR;
b.the Company’s Net Income; and
c.the Company Selected Measure, which for AdvanSix is Adjusted EBITDA.

CAP and Cumulative TSR / Cumulative TSR of the Peer Group

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CAP and Company Net Income

CAP and Company Adjusted EBITDA

44	Proxy and Notice of Annual Meeting of Stockholders	2026

AUDIT COMMITTEE REPORT

The Audit Committee consists of the four directors named below. Each current and former member of the Audit Committee is an independent director as defined by applicable SEC rules and NYSE listing standards. In addition, the Board of Directors has determined that each of Mr. Newman, Mr. Bird, Mr. Sansone and Ms. Spurlin is an “audit committee financial expert” as defined by applicable SEC rules and that Mr. Newman, Mr. Bird, Mr. Sansone and Ms. Spurlin satisfy the “accounting or related financial management expertise” criteria established by the NYSE.

Management is responsible for AdvanSix’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for overseeing the conduct of these activities and appointing the Company’s independent accountants. As stated above and in the Audit Committee’s charter, the Audit Committee’s responsibility is one of oversight. The Audit Committee does not provide any expert or special assurance as to AdvanSix’s financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.

The Audit Committee reviewed and discussed AdvanSix’s consolidated financial statements for the fiscal year ended December 31, 2025 with management and the independent accountants for 2025, PricewaterhouseCoopers LLP (“PwC”). Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with PwC matters required by the Public Company Accounting Oversight Board’s Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee also reviewed, and discussed with management and PwC, management’s report and PwC's report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

AdvanSix’s independent accountants provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountants their independence. The Audit Committee concluded that PwC’s provision of non-audit services, as detailed in the table below in Proposal No. 2, to the Company and its affiliates is compatible with PwC’s independence.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC.

The Audit Committee
Donald P. Newman (Chair)
Jeffrey J. Bird
Daniel F. Sansone
Sharon S. Spurlin

45	Proxy and Notice of Annual Meeting of Stockholders	2026

OTHER PROPOSALS

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee, which consists entirely of independent directors, is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee is recommending ratification of its appointment of PricewaterhouseCoopers LLP (“PwC”) as independent registered public accountants for AdvanSix to audit its consolidated financial statements for 2026 and to perform audit-related services. These services include reviewing our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. The Audit Committee will consider the outcome of this vote but is not bound by the vote. If stockholders do not ratify this appointment, the Audit Committee will consider whether a different independent registered public accounting firm should be selected.

The Audit Committee is responsible for the pre-approval of all audit and permissible non-audit services to be performed for us by PwC. Under its pre-approval policy, the Audit Committee pre-approves on an annual basis certain audit, audit-related, tax and other services to be provided by PwC.

The Audit Committee reviews non-audit services proposed to be provided by PwC to determine whether they would be compatible with maintaining PwC’s independence. The Audit Committee has established policies and procedures for the engagement of PwC to provide non-audit services. The Audit Committee reviews and approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services) which PwC is to be permitted to provide (those categories do not include any of the prohibited services in the auditor independence provisions of the Sarbanes-Oxley Act of 2002). This review includes an evaluation of the possible impact of the provision of such services by PwC on the firm’s independence in performing its audit and audit-related services.

The Audit Committee reviews the non-audit services performed by, and amount of fees paid to, PwC, by category in comparison to the pre-approved budget. The engagement of PwC to provide non-audit services that do not fall within a specific category of pre-approved services, or that would result in the total fees payable to PwC in any category exceeding the approved budgeted amount, requires the prior approval of the Audit Committee. Between regularly scheduled meetings of the Audit Committee, the Chair of the Audit Committee may represent the entire Audit Committee for purposes of the review and approval of any such engagement, and the Chair is required to report on all such interim reviews at the Audit Committee’s next regularly scheduled meeting.

For 2025 and 2024, all of the audit, audit-related, tax and all other fees listed in the table below were pre-approved by the Audit Committee. The increase in audit fees in 2025 compared to 2024 was primarily related to additional audit serves related to the Company's transition to a new enterprise resource planning system.

The Audit Committee and the Board believe that the continued retention of PwC as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. AdvanSix has been advised by PwC that it will have a representative present at the virtual Annual Meeting of Stockholders who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

The Audit Committee and the Board of Directors believe that the appointment of PwC for 2026 is in the best interests of AdvanSix and our stockholders.

Audit Fees and Non-Audit Fees for 2025 and 2024
The following table presents the fees for audit and other services provided by PwC for 2025 and 2024.

	2025	2024
Audit Fees	$2,447,000	$1,945,000	Annual review and audit of the Company’s consolidated financial statements, audits of subsidiaries, consents, and review of documents filed with the SEC.
Audit-Related Fees	$—	$—	Services that are reasonably related to the performance of the audit or review of the Company's financial statements.
Tax Fees	$125,000	$129,000	Tax fees related primarily to tax compliance and advice.
All Other Fees	$271,500	$92,000	Non-tax related advisory and consulting services, and software licenses related to access to on-line technical accounting and reporting resource materials.
Total Fees	$2,843,500	$2,166,000

The Board of Directors unanimously recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2026.

46	Proxy and Notice of Annual Meeting of Stockholders	2026

PROPOSAL NO. 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

AdvanSix seeks a non-binding advisory vote from its stockholders to approve executive compensation. We encourage you to read the Compensation Discussion and Analysis section beginning on page 22 to learn more about our executive compensation programs and policies.

Our Board and the C&LD Committee are committed to excellence in corporate governance and to executive compensation programs that align the interests of our executives with those of our stockholders. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for decisions regarding compensation. Our compensation programs have been structured to balance near-term results with long-term success, and enable us to attract, retain, focus, and reward our executive team for delivering stockholder value. Further, our 2025 compensation decisions and executive compensation programs align the interests of stockholders and executives by emphasizing variable, at-risk compensation largely tied to measurable performance goals utilizing an appropriate balance of near-term and long-term objectives. Please refer to “Executive Compensation—Compensation Discussion and Analysis” for an overview of the compensation of our NEOs.

Our Board and the C&LD Committee believe that we maintain a compensation program that is tied to performance, aligns with stockholder interests and merits stockholder support.

We are asking for stockholder approval of the compensation of our NEOs as disclosed in this proxy statement in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables.

For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s proxy statement for the 2026 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2025 Summary Compensation Table and the other related tables and disclosure.”

Because the vote is advisory, it will not be binding upon the Board or the C&LD Committee. However, the Board and C&LD Committee will take into account the outcome of the vote and discussions with investors when considering future executive compensation arrangements.

Our Board has determined to hold an advisory vote on executive compensation on an annual basis in accordance with the preference expressed by our stockholders at the 2023 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of our executive compensation as described in this proxy statement.

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VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

NOTICE AND ACCESS

The SEC’s “Notice and Access” rule allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to stockholders in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Stockholders (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how stockholders can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

Proxy Materials are available at www.proxyvote.com. You will need to enter the 16-digit control number located on the Notice of Internet Availability or proxy card.

METHODS OF VOTING

Stockholders of Record

If your shares are registered directly in your name with AdvanSix’s transfer agent, EQ Shareowner Services, you are considered the stockholder of record of those shares. Stockholders of record can vote via the Internet at www.proxyvote.com, by scanning the QR code with a mobile device, by calling +1 (800) 690-6903 or by signing and returning a proxy card. Votes submitted by Internet, mobile device or telephone must be received by 11:59 p.m. Eastern Time on June 21, 2026. You may also vote at the virtual Annual Meeting of Stockholders. See below under “Attendance at the Virtual Annual Meeting” for additional information.

Beneficial Owners

If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these Proxy Materials are being forwarded to you by your bank, broker, trustee or nominee who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote via the Internet or by telephone or mobile device if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares.

NYSE rules prohibit brokers from voting on Proposal Nos. 1 (election of directors) and 3 (advisory vote to approve executive compensation) without receiving instructions from the beneficial owner of the shares. If the voting instructions are not received with respect to these “non-routine” proposals, this is referred to as a “broker non-vote.” Since brokers may not vote your shares on the proposals relating to election of directors or the advisory vote to approve executive compensation, in the absence of your specific instructions as to how to vote, your shares would not be voted on these proposals and would have no effect on the outcome of the vote. We therefore encourage you to provide instructions to your broker regarding the voting of your shares.

Votes directed by Internet, mobile device or telephone through such a bank, broker, trustee or nominee must be received by 11:59 p.m. Eastern Time on June 21, 2026. You may also vote at the virtual Annual Meeting of Stockholders. See below under “Attendance at the Virtual Annual Meeting” for additional information.

REVOKING YOUR PROXY

Whether you vote or direct your vote by mail, telephone, mobile device or via the Internet, if you are a stockholder of record, unless otherwise noted, you may later revoke your proxy by:

•sending a written statement to that effect to the Corporate Secretary of AdvanSix;
•submitting a properly signed proxy with a later date;
•voting by telephone, mobile device or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for stockholders of record; or
•voting at the virtual Annual Meeting of Stockholders.

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If you hold your shares through a bank, broker, trustee or nominee and you have instructed the bank, broker, trustee or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee or nominee to change those instructions. Please contact your bank, broker, trustee or nominee with any questions regarding changing your voting instructions.

QUORUM; VOTE REQUIRED; ABSTENTIONS AND BROKER NON-VOTES

The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of Common Stock entitled to vote at the meeting, either present at the Annual Meeting or represented by proxy. Abstentions and broker non-votes are counted for purposes of establishing a quorum.

Regarding Proposal No. 1, AdvanSix’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” her or his election than votes cast “AGAINST” her or his election will be elected to the Board of Directors. Shares not represented at or by proxy at the Annual Meeting of Stockholders, abstentions and broker non-votes will have no effect on the election of directors. The By-laws also provide that any incumbent director nominee who does not receive a majority of votes cast in an uncontested election is expected to promptly tender her or his resignation to the Chair of the Board following the certification of the stockholder vote. This resignation will be promptly considered through a process managed by the Nominating and Governance Committee, excluding any director nominee who did not receive a majority of votes cast to elect him or her to the Board.

The affirmative vote of a majority of the votes cast by stockholders who are present or represented and entitled to vote on each of Proposal Nos. 2 and 3 is required for approval of these proposals. Shares not represented at or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on these proposals.

OTHER BUSINESS

The Board knows of no other matters to be presented for stockholder action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

CONFIDENTIAL VOTING POLICY

It is our policy that any proxy, ballot or other voting material that identifies the particular vote of a stockholder and contains the stockholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular stockholder has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting stockholder. Under this policy, the inspectors of election at any stockholder meeting will be independent parties unaffiliated with AdvanSix.

RESULTS OF THE VOTE

Voting results will be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting of Stockholders, which will be available on our website, www.AdvanSix.com.

SHARES OUTSTANDING

At the close of business on the record date, April 24, 2026, there were 26,959,036 shares of Common Stock outstanding. Each share outstanding as of the April 24, 2026 record date is entitled to one vote at the Annual Meeting of Stockholders on each matter properly brought before the meeting.

HOUSEHOLDING

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial stockholder(s) sharing a single address wish to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, they may contact Broadridge, either by calling (866) 540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

ELECTRONIC ACCESS TO THE PROXY MATERIALS

You can elect to receive future proxy materials by email, which will save us the cost of producing and mailing documents to you. Stockholders may enroll to receive proxy materials electronically as follows:

Stockholders of Record: If you are a registered stockholder, you may request electronic delivery when voting for this meeting on the Internet at www.proxyvote.com.

Beneficial Holders: If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

49	Proxy and Notice of Annual Meeting of Stockholders	2026

ATTENDANCE AT THE VIRTUAL ANNUAL MEETING
This year’s Annual Meeting will be a virtual meeting conducted via live audio webcast. There will not be a physical location for the meeting, and you will not be able to attend in person. Attendance at the Annual Meeting is limited to our stockholders of record or their legal proxy holders.

Our virtual meeting format has been designed to provide stockholders with substantially the same rights and opportunities to participate that they would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.

To attend the virtual meeting, please visit www.virtualshareholdermeeting.com/ASIX2026 and enter your 16-digit control number included in your Notice of Internet Availability, proxy card or voting instruction form. If you hold your shares in a broker or bank or other account and cannot locate your control number, you must contact the broker, bank or other institution where you have your account to obtain your 16-digit control number.

You may begin to login to the meeting platform beginning at 8:45 a.m. Eastern Time on Monday, June 22, 2026. The meeting webcast will begin promptly at 9:00 a.m. Eastern Time.

The virtual meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plug-ins. Please ensure that you have a strong WiFi connection wherever you intend to participate in the meeting. Please also give yourself sufficient time to login and ensure you can hear the streaming audio before the meeting starts. A copy of the rules of conduct will be posted on the meeting website.

Stockholders in attendance at the meeting are encouraged to submit questions during the meeting at www.virtualshareholdermeeting.com/ASIX2026. If you attend the meeting and wish to submit a question, you may enter a question in the “Ask a Question” field at the virtual meeting website and click “submit.” We will answer questions relevant to AdvanSix and meeting matters that comply with the rules of conduct, subject to time constraints. We reserve the right to exclude questions that are not pertinent to AdvanSix or meeting matters or are not otherwise in accordance with the rules of conduct. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. If we are unable to address any questions that are relevant to AdvanSix and meeting matters due to time constraints, our responses to those questions will be made available on our website at www.AdvanSix.com under the heading "Investors" promptly following the meeting and will remain available for approximately 30 days following the meeting.

A replay of the meeting, including the Q&A portion of the meeting, will be made available on our website at the same location following the meeting and will remain available for approximately 30 days following the meeting.

If you encounter any technical difficulties with the virtual meeting website on the meeting day, please call the technical support number that will be posted on the virtual meeting login page. Technical support will be available starting at 8:45 a.m. Eastern Time and until the meeting has finished.

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OTHER INFORMATION

STOCKHOLDER PROPOSALS FOR 2027 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in AdvanSix’s proxy statement for the 2027 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the SEC, the proposal must be received at the Company’s offices no later than the close of business on December 30, 2026. Proposals submitted thereafter will be opposed as not timely filed.

If a stockholder intends to present a proposal for consideration at the 2027 Annual Meeting of Stockholders pursuant to the procedures contemplated in AdvanSix’s By-laws, outside the processes of SEC Rule 14a-8 or the proxy access provisions in AdvanSix’s By-laws, AdvanSix must receive notice of such proposal not earlier than February 22, 2027 and not later than March 24, 2027. Otherwise the proposal will be considered untimely under AdvanSix’s By-laws. The notice must contain a brief description of the proposal, the reasons for conducting such business, the name and address of the stockholder and the number of shares of AdvanSix Common Stock the stockholder beneficially owns, and any material interest of the stockholder in such business, all as provided in AdvanSix’s By-laws. If this information is not supplied as provided in AdvanSix’s By-laws, the proposal will not be considered at the 2027 Annual Meeting of Stockholders. In addition, AdvanSix’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials. To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees, in addition to otherwise satisfying the advance notice requirements of AdvanSix's By-laws, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 23, 2027. Any stockholder that wishes to submit a stockholder proposal should send it to the Corporate Secretary, AdvanSix Inc., 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054.

DIRECTOR NOMINATIONS

Proxy Access Nominations

AdvanSix’s By-laws allow a single stockholder or a group of up to 20 stockholders who have held at least 3% of AdvanSix stock for at least three years to submit director nominees (the greater of 20% of the Board or two directors) for inclusion in AdvanSix’s proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in AdvanSix’s By-laws. Notice must be received by the Corporate Secretary of AdvanSix at the address above not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the date of the preceding year’s Annual Meeting of Stockholders. For our 2027 Annual Meeting of Stockholders, notice of any such nomination must be received not earlier than January 23, 2027 and not later than February 22, 2027. AdvanSix has not received any nominations under our proxy access by-law in connection with the 2026 Annual Meeting of Stockholders.

Non-Proxy Access Nominations

AdvanSix’s By-laws state that any stockholder of record entitled to vote at the Annual Meeting of Stockholders who intends to make a nomination for director must notify the Corporate Secretary of AdvanSix in writing not more than 120 days and not less than 90 days prior to the first anniversary of the date of the preceding year’s Annual Meeting of Stockholders. For our 2027 Annual Meeting of Stockholders, notice of any such nomination must be received not earlier than February 22, 2027 and not later than March 24, 2027. The notice must meet other requirements contained in the By-laws, a copy of which can be obtained from the Corporate Secretary of AdvanSix at the address above.

EXPENSES OF SOLICITATION

AdvanSix pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by AdvanSix officers and employees by telephone or other means of communication. AdvanSix pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, Georgeson LLC has been retained to assist in the solicitation of proxies for the 2026 Annual Meeting of Stockholders at a fee of approximately $10,850 plus associated costs and expenses.

By Order of the Board of Directors,

Achilles B. Kintiroglou Senior Vice President, General Counsel and Corporate Secretary
April 29, 2026

51	Proxy and Notice of Annual Meeting of Stockholders	2026

APPENDIX A
Non-GAAP Measures and Forward-Looking Statements

Non-GAAP Measures
(Dollars in thousands)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Twelve Months Ended December 31,
	2025	2024
Net cash provided by operating activities	$122,863	$135,413
Expenditures for property, plant and equipment	(116,445)	(133,722)
Free cash flow (1)	$6,418	$1,691

1) Free cash flow is a non-GAAP measure defined as Net cash provided by operating activities less Expenditures for property, plant and equipment

The Company believes that this metric is useful to investors and management as a measure to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

Reconciliation of Net Income to Adjusted EBITDA and Earnings Per Share to Adjusted Earnings Per Share

	Twelve Months Ended December 31,
	2025	2024
Net income	$49,286	$44,149
Non-cash stock-based compensation	6,821	7,854
Non-recurring, unusual or extraordinary expense (2)	—	1,200
Non-cash amortization from acquisitions	2,127	2,126
Strategic advisory and professional fees (3)	7,325	—
Income tax benefit relating to reconciling items	(3,386)	(2,011)
Adjusted Net income (non-GAAP)	62,173	53,318
Interest expense, net	8,481	11,311
Income tax expense - Adjusted	8,531	3,437
Depreciation and amortization - Adjusted	77,613	74,050
Adjusted EBITDA (non-GAAP)	$156,798	$142,116

Sales	$1,522,233	$1,517,557

Adjusted EBITDA Margin (non-GAAP) (4)	10.3%	9.4%

(2) 2024 includes a pre-tax loss of approximately $1.2 million from the reduction of the Company's anticipated receivable related to the gain on the termination fee recorded upon the exit from the Oben Holding Group S.A. alliance during the third quarter of 2023

(3) Legal and professional fees associated with strategic regulatory matters and potential inorganic growth options, including costs associated with a transaction the Company is no longer pursuing

(4) Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Sales

	Twelve Months Ended December 31,
	2025	2024	2023
Net income (loss)	$49,286	$44,149	$54,623
Adjusted Net income (non-GAAP)	62,173	53,318	59,929

Weighted-average number of common shares outstanding - basic	26,901,046	26,828,338	27,302,254
Dilutive effect of equity awards and other stock-based holdings	426,403	426,875	705,376
Weighted-average number of common shares outstanding - diluted	27,327,449	27,255,213	28,007,630

EPS - Basic	$1.83	$1.65	$2.00
EPS - Diluted	$1.80	$1.62	$1.95
Adjusted EPS - Basic (non-GAAP)	$2.31	$1.99	$2.20
Adjusted EPS - Diluted (non-GAAP)	$2.28	$1.96	$2.14

The Company believes the non-GAAP financial measures presented in this proxy statement provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s operating performance, enhance a reader’s understanding of the financial performance of the Company, and facilitate a better comparison among fiscal periods and performance relative to its competitors. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures. These non-GAAP measures may be calculated in a way that is not comparable to similarly-titled measures reported by other companies.

Forward-Looking Statements

This proxy statement contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements may be identified by words such as "expect," "anticipate," "estimate," “outlook,” "project," "strategy," "intend," "plan," "target," "goal," "may," "will," "should" and "believe" and other variations or similar terminology and expressions. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties and other factors, many of which are beyond our control and difficult to predict, which may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: general economic and financial conditions in the U.S. and globally; the potential effects of inflationary pressures, tariffs or the imposition of new tariffs, trade wars, barriers or restrictions, or threats of such actions, changes in interest rates, labor market shortages and supply chain issues; instability or volatility in financial markets or other unfavorable economic or business conditions caused by geopolitical concerns, including as a result of new or proposed legislation or regulatory, trade or other policies in or impacting the U.S., the conflict between Russia and Ukraine, the conflicts in Israel, Gaza and Iran, and related uncertainty in the surrounding region, and the possible expansion of such conflicts; the effect of any of the foregoing on our customers’ demand for our products and our suppliers’ ability to manufacture and deliver our raw materials, including implications of reduced refinery utilization in the U.S.; our ability to sell and provide our goods and services; the ability of our customers to pay for our products; any closures of our and our customers’ offices and facilities; risks associated with increased phishing, compromised business emails and other cybersecurity attacks, data privacy incidents and disruptions to our technology infrastructure; risks associated with potential use of artificial intelligence in our operations or those of third party service providers; risks associated with operating with a reduced workforce; risks associated with our indebtedness including compliance with financial and restrictive covenants, and our ability to access capital on reasonable terms, at a reasonable cost, or at all, due to economic conditions or otherwise; the impact of scheduled turnarounds and significant unplanned downtime and interruptions of production or logistics operations as a result of mechanical issues or other unanticipated events such as fires, severe weather conditions, natural disasters, pandemics, geopolitical conflicts and related events; price fluctuations, cost increases and supply of raw materials; our operations and growth projects requiring substantial capital; growth rates and cyclicality of the industries we serve including global changes in supply and demand; failure to develop and commercialize new products or technologies; loss of significant customer relationships; adverse trade and tax policies; extensive environmental, health and safety laws that apply to our operations; hazards associated with chemical manufacturing, storage and transportation; litigation associated with chemical manufacturing and our business operations generally; inability to acquire and integrate businesses, assets, products or technologies; protection of our intellectual property and proprietary information; prolonged work stoppages as a result of labor difficulties or otherwise; failure to maintain effective internal controls; our ability to declare and pay quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase our common stock and the amount and timing of any future repurchases; disruptions in supply chain, transportation and logistics; potential for uncertainty regarding qualification for tax treatment of our spin-off; fluctuations in our stock price; and changes in laws or regulations applicable to our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ materially from those contemplated by such forward-looking statements as a result of a number of risks, uncertainties and other factors including those noted above and those identified in our filings with the Securities and Exchange Commission (SEC), including the risk factors in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025, as updated in subsequent reports filed with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. We do not undertake to update or revise any of our forward-looking statements.

ADVANSIX INC. 300 KIMBALL DRIVE, SUITE 101 PARSIPPANY, NJ 07054	SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 21, 2026. Follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ASIX2026

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 21, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANSIX INC.

The Board of Directors recommends you vote “FOR” each of the nominees:

1.	Election of Directors.		For	Against	Abstain
	Nominees:					The Board of Directors recommends you vote “FOR” proposals 2 and 3:		For	Against	Abstain
	1a.	Jeffrey J. Bird	ú	ú	ú	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2026.	ú	ú	ú
	1b.	Erin N. Kane	ú	ú	ú	3	An advisory vote to approve executive compensation.	ú	ú	ú
	1c.	Todd D. Karran	ú	ú	ú
	1d.	Gena C. Lovett, Ph.D.	ú	ú	ú
	1e.	Donald P. Newman	ú	ú	ú
	1f.	Dana O'Brien	ú	ú	ú
	1g.	Daryl Roberts	ú	ú	ú
	1h.	Sharon S. Spurlin	ú	ú	ú
	1i.	Patrick S. Williams	ú	ú	ú

NOTE: This proxy confers discretionary authority on the proxies to vote with respect to the election of any substitute nominee where one or more nominees are unable to serve or for good cause will not serve, and with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2026 Notice and Proxy Statement and 2025 Annual Report are available at www.proxyvote.com.

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ADVANSIX INC.
Annual Meeting of Stockholders
June 22, 2026 9:00 AM Eastern Time
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Erin N. Kane, Christopher Gramm and Achilles B. Kintiroglou as proxies (each with the power to act alone and with full power of substitution) to vote, as designated on the reverse side, all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of AdvanSix Inc. to be held on June 22, 2026, virtually at www.virtualshareholdermeeting.com/ASIX2026 and at any and all adjournments or postponements thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting of Stockholders and any and all adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side